Exhibit 96.1

EAGLE
ENERGY METALS

S-K 1300 Technical Report Summary

Prepared for:
Eagle Energy Metals Corp.

Prepared by:

BBA

August 8, 2025; R00

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

Date and Signature Page

Report Date: August 8, 2025

Prepared by Qualified Persons from the following Third-Party Company:

S/S BBA USA Inc.
BBA USA Inc.
August 8, 2025

AUGUST 2025	200810001-000000-40-ERA-0001-R00

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

TABLE OF CONTENTS

1.	Summary			1-1
	1.1	Introduction		1-1
	1.2	Terms of Reference		1-1
	1.3	Property Setting		1-1
	1.4	Mineral Tenure, Ownership, Surface Rights, royalties, Agreements & Permits		1-3
	1.5	History		1-3
	1.6	Geology Setting, Mineralization & Deposit		1-3
	1.7	Exploration		1-4
	1.8	Sample Preparation, Analysis & Security		1-4
	1.9	Data Verification		1-4
	1.10	Mineral Processing & Metallurgical Testing		1-4
	1.11	Mineral Resource Estimate		1-4
	1.12	Risks		1-6
	1.13	Opportunities		1-6
	1.14	Conclusions		1-6
	1.15	Recommendations		1-7
2.	Introduction			2-1
	2.1	Registrant for Whom the Technical Report Summary was Prepared		2-1
	2.2	Terms of Reference and Purpose of the Report		2-1
	2.3	Report Date		2-1
	2.4	Sources of Information		2-2
	2.5	Details of Inspection		2-2
	2.6	Report Version Update		2-2
	2.7	Units of Measure		2-2
	2.8	Mineral Resource and Mineral Reserve Definitions		2-3
		2.8.1	Mineral Resource	2-3
	2.9	Qualified Person		2-4
3.	Property Description and Location			3-1
	3.1	Legal Description of Property		3-1
	3.2	Project Location		3-1
	3.3	Mineral Tenure and Surface Rights		3-5

AUGUST 2025	i

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

4.	Accessibility, Climate, Local Resources, Infrastructure and Physiography		4-1
	4.1	Climate	4-1
	4.2	Local Resources & Regional Infrastructure	4-1
	4.3	Physiography	4-1

5.	History			5-1
	5.1	Previous Exploration		5-1
	5.2	Historical Production		5-3
	5.3	QP Opinion		5-3
6.	Geological Setting, Mineralization and Deposit			6-1
	6.1	Regional Geology		6-1
	6.2	Local Geology		6-3
	6.3	Structure		6-5
	6.4	Alteration		6-6
	6.5	Mineralization		6-6
	6.6	Deposit Type		6-9
7.	Exploration			7-1
	7.1	Historical Drilling		7-1
		7.1.1	Drilling Type	7-3
		7.1.2	Collar Surveys	7-4
		7.1.3	Downhole Surveys	7-5
		7.1.4	Surface Topography	7-5
		7.1.5	Logging Procedures	7-5
		7.1.6	Interpretation of Results	7-5
		7.1.7	Drill Site Rehabilitation	7-5
	7.2	Historical Geophysical survey		7-5
	7.3	QP Opinion		7-6
8.	Sample Preparation, Analyses, and Security			8-1
	8.1	Chain of Custody		8-1
	8.2	Sample Security		8-1
	8.3	Sample Storage		8-1
	8.4	Analytical Laboratories		8-2
	8.5	Sample Preparation and Analytical Procedure		8-2
	8.6	Bulk Density Measurements		8-4
	8.7	Adequacy of Procedures		8-6

AUGUST 2025	ii

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

9.	Data Verification			9-1
	9.1	Data Sources		9-1
		9.1.1	Hardcopy Database	9-1
		9.1.2	Digital Database	9-1
	9.2	Collar Survey Verification		9-1
	9.3	Downhole Survey Verification		9-1
	9.4	Assay Verification		9-2
	9.5	Site Verification		9-2
	9.6	BBA Opinion		9-3
10.	Mineral Processing and Metallurgical Testing			10-1
11.	Mineral Resource Estimate			11-1

11.1	Introduction		11-1
11.2	Drillhole Database		11-1
11.3	Geological and Mineralization Model		11-2
11.4	Data Preparation		11-5
	11.4.1	Exploratory Data Analysis	11-5
	11.4.2	Unsampled Assay Intervals	11-5
	11.4.3	Compositing	11-6
	11.4.4	Outlier Analysis and Capping	11-8
	11.4.5	Bulk Density	11-8
	11.4.6	Block Model Strategy and Analysis	11-9
	11.4.7	Assessment of Spatial Grade Continuity	11-10
	11.4.8	Block Model Definition	11-10
	11.4.9	Search Strategy	11-12
	11.4.10	Estimate Parameters	11-14
11.5	Block Model Validation		11-14
	11.5.1	Statistical Comparison	11-14
	11.5.2	Visual Comparison	11-16
	11.5.3	Swath Plots	11-16
11.6	Mineral Resource Classification		11-17
11.7	Commodity Pricing		11-18
11.8	Reasonable Prospects of Economic Extraction		11-18
11.9	Cut-off Values		11-19
11.10	Mineral Resource Estimate		11-19
11.11	Mineral Resource Sensitivity		11-20
11.12	Comparison to Previous MRE		11-21

AUGUST 2025	iii

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

11.13	Differences in Resource Model Iterations	11-23
11.14	Factors that May Affect the Mineral Resources	11-23
11.15	QP Opinion	11-23

12.	Mineral Reserve Estimates		12-1
13.	Mining Methods		13-1
14.	Recovery Methods		14-1
15.	Project Infrastructure		15-1
16.	Market Studies and Contracts		16-1
17.	Environmental Studies, Permitting, and Social or Community Impact		17-1
18.	Capital and Operating Costs		18-1
19.	Economic Analysis		19-1
20.	Adjacent Properties		20-1
21.	Other Relevant Data and Information		21-1
22.	Interpretation and Conclusions		22-1
	22.1	Property Setting	22-1
	22.2	Access, Climate, Resources, Infrastructure	22-1
	22.3	History	22-1
	22.4	Geology Setting, Mineralization & Deposit	22-1
	22.5	Exploration	22-2
	22.6	Sample Preparation, Analysis & Security	22-2
	22.7	Data Verification	22-2
	22.8	Mineral Processing & Metallurgical Testing	22-2
	22.9	Mineral Resource Estimate	22-2

23.	Recommendations			23-1
	23.1	Recommended Work Program Costs		23-1
	23.2	Additional Recommendations		23-1
		23.2.1	Bulk Density	23-2
		23.2.2	Geomechanical	23-2
		23.2.3	Cordex Claims	23-2

24.	References		24-1
25.	Reliance on Other Experts		25-1
	25.1	Introduction	25-1
	25.2	Legal Matters	25-1

AUGUST 2025	iv

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

LIST OF TABLES

Table 1-1: Aurora Project Mineral Resource Estimate	1-5
Table 1-2: Recommended work budget	1-7
Table 2-1: Site Visit	2-2
Table 5-1: Previous exploration	5-2
Table 7-1: Summary of drilling at Aurora and surrounds from reports	7-4
Table 7-2: Local grid conversion to UTM Zone 11N	7-4
Table 8-1: Check calculations of bulk densities (BD) from Placer core hole DDH-110	8-5
Table 8-2: Preliminary Analysis of EVE bulk densities (BD) >= 80 ppm U3O8	8-5
Table 9-1: Drill collar validation	9-3
Table 10-1: Placer - Results of 1979 metallurgical testing (Myers, 2005)	10-1
Table 11-1: Breakdown of drilling on the Aurora Project	11-1
Table 11-2: Breakdown of drilling by year	11-2
Table 11-3: Aurora Project Domains	11-4
Table 11-4: Volume of Aurora Project Wireframe Domains	11-4
Table 11-5: General statistics of length weighted raw drillhole and composites per Domain (1)	11-7
Table 11-6: Dry density values for various rock types*	11-8
Table 11-7: Assigned bulk density for the Aurora Uranium Mineral Resource	11-9
Table 11-8: Aurora variography parameters	11-10
Table 11-9: Block model definition parameters	11-11
Table 11-10: Wireframe vs Block model volume	11-11
Table 11-11: Aurora block model search parameters	11-13
Table 11-12: Global statistical comparison	11-15
Table 11-13: Input parameter assumptions	11-19
Table 11-14: Aurora Project Mineral Resource Estimate	11-20
Table 11-15: Mineral Resource sensitivity based on revenue factor pricing of U3O8 US$/lb	11-21
Table 11-16: Aurora Interpolation Comparison	11-22
Table 23-1: Recommended work budget	23-1

AUGUST 2025	v

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

LIST OF FIGURES

Figure 1-1: Location plan of Aurora Uranium Project	1-2
Figure 3-1: Location plan of Aurora Uranium Project	3-2
Figure 3-2: Location plan of Aurora in Malheur County in the southeast of Oregon	3-3
Figure 3-3: Location plan of Aurora within the McDermitt Caldera straddling Oregon and Nevada, USA	3-4
Figure 3-4: Eagle Energy claim block in May 2025	3-5
Figure 6-1: Location of Aurora on regional geology within the McDermott caldera system	6-2
Figure 6-2: Aurora Stratigraphic Column (example from drillhole AUD_DDH-409)	6-4
Figure 6-3: Aurora long-section illustrating the relationship of geology and mineralization	6-7
Figure 6-4: Aurora cross-section 10410mN illustrating the relationship of geology and mineralization	6-7
Figure 6-5: Aurora cross-section 10640mN illustrating the relationship of geology and mineralization	6-8
Figure 6-6: Aurora cross-section 10955mN illustrating the relationship of geology and mineralization	6-8
Figure 7-1: Location of EVE 2011 and 1AE 2022 drillholes overlain on satellite imagery	7-2
Figure 7-2: Aurora drilling by drill type	7-3
Figure 8-1: Flow sheet for sample preparation by Hazen Laboratory (Myers, 2005)	8-3
Figure 8-2: Analysis flow sheet - EVE samples	8-4
Figure 8-3: Preliminary chart of EVE U3O8 ppm vs. bulk densities (BD) >= 80 ppm U3O8 (all holes)	8-6
Figure 9-1: Archive boxes received by EVE from Uranium One	9-1
Figure 11-1: Cross-section showing the interpreted mineralized domains	11-3
Figure 11-2: Sample interval frequency	11-6
Figure 11-3: Aurora block model validation, U3O8, cross-section ± 50 m section width	11-16
Figure 11-4: Aurora Project swath plot, 300 Series U3O8 in the Y direction	11-17
Figure 11-5: Plan view demonstrating resource classification for	11-18
Figure 11-6: U3O8 Cut-off Sensitivity – Indicated and Inferred	11-21

APPENDICES

Appendix A: Aurora Uranium Project Mineral Claims List

AUGUST 2025	vi

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

1.              Summary

1.1           Introduction

This report was prepared as a technical report summary on the Aurora Uranium Project (the Project) in accordance with the Securities and Exchange Commission S-K regulations (Title 17, Part 229, Items 601 and 1300 through 1305) for Eagle Energy Metals Corp (“Eagle Energy”) by the third-party firm BBA USA Inc. (BBA). None of the qualified persons is affiliated with the Company or any other entity that has an ownership, royalty, or other interest in the property.

1.2           Terms of Reference

Unless otherwise indicated, all financial values are reported in United States dollars (currency abbreviation: USD; currency symbol: US$).

Totals may not sum correctly due to rounding.

This report uses U.S. English. Units may be in either metric or US customary units as identified in the text. A list of abbreviations and units of measure is provided in Section 24.

Mineral resources and mineral reserves are reported using the definitions in Subpart 229.1300 – Disclosure by Registrants Engaged in Mining Operations in Regulation S-K 1300 (S-K 1300).

This report contains forward-looking information; refer to the note regarding forward-looking information at the front of the report.

1.3           Property Setting

The project is situated in the State of Oregon, on the West Coast of the United States, within Malheur County in Southeastern Oregon, in the Quinn River Valley (Figure 1-1). The site is 3 miles (4.8 kilometers) from the Nevada border and approximately 6 miles (9.7 kilometers) west of McDermitt, Nevada. The Aurora Project centroid is approximately Lat/Long -117.90, 42.03 (WGS NAD83; EPSG: 4269).

AUGUST 2025	1-1

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

Figure 1-1: Location plan of Aurora Uranium Project

The climate in this region is characteristic of the high Nevada desert, with summer temperatures typically in the low 20s (°C) and winter temperatures frequently falling below zero

AUGUST 2025	1-2

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

1.4           Mineral Tenure, Ownership, Surface Rights, royalties, Agreements & Permits

The Aurora Uranium Project is situated on public lands managed by the United States Bureau of Land Management (BLM) office in Vale, Oregon.

In November 2024, Eagle Energy entered into an option agreement with 1AE and its wholly owned subsidiary, Oregon Energy LLC, which holds 100% of the Mining Claims that make up the Aurora Uranium Project. Under the terms of the agreement, Eagle Energy was granted the sole and exclusive option to acquire all of the issued and outstanding shares of Oregon Energy, subject to 1AE receiving the necessary shareholder and regulatory approvals. To maintain and exercise the option, Eagle Energy must meet a series of requirements, including a cash payment of $300,000 (paid in January 2025), delivery of an S-K 1300-compliant technical report, issuance of shares valued at $16,000,000 upon the occurrence of a defined Listing Event prior to May 18, 2025, and the raising of a minimum of $6,800,000 in connection with the Listing Event. The agreement also includes a 1% net smelter returns royalty in favor of 1AE, which is partially or fully purchasable

1.5           History

Eagle Energy has not conducted any exploration on the project.

Exploration took place on and off from 1974 to 2022 by various operators

1.6           Geology Setting, Mineralization & Deposit

The Aurora uranium property is located within the Miocene McDermitt caldera system, spanning the border between Oregon and Nevada.

The Aurora Project area is covered by a thin layer of alluvium over lakebed sediments, which unconformably overlie interbedded dacite/rhyolite lava flows, tuffaceous units, pyroclastic breccia, and local fault breccia. Alteration is mainly clay, with opaline or chalcedonic silica, chlorite, gypsum, fluorite, and zeolites.

Mineralization is associated with the porous and permeable volcanic rocks and includes pyrite-bearing clays with uranium minerals, leucoxene, marcasite, and arsenopyrite. Uranium minerals have been identified to include uraninite, coffinite, phosphorylite, umohoite and autunite (hydrous calcium uranium phosphate.

AUGUST 2025	1-3

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

1.7           Exploration

Eagle Energy has not conducted any exploration on the project.

A total of 617 diamond drill and reverse circulation holes totaling 219,153 m have been on the Aurora claims. An additional 110 diamond drill and reverse circulation holes totaling 71,822 m have been on the Cordex claims.

1.8           Sample Preparation, Analysis & Security

Eagle Energy has not conducted any sample preparation or analyses on the project. Historic samples were collected and analyzed by the appropriate methodology at the time

1.9           Data Verification

Data was verified though a series of steps, including review of drill logs, database review, and site inspection.

1.10         Mineral Processing & Metallurgical Testing

No metallurgical testing had been undertaken by Eagle Energy.

Results of metallurgical testing from 1979 indicates indicative recoveries between 55% and 85% depending on the methodology.

1.11         Mineral Resource Estimate

The 2025 Resource estimate is based on the interpretation of geological observations from detailed historical drilling that was initially completed on a 60 m by 30 m grid spacing oriented perpendicular to the strike of the deposit. A total of 675 drillholes (including both diamond and rotary holes) were used to define the resource.

The geological and mineralization model created in this MRE consisted of key lithological contacts plus mineralization constraints that were applied as estimation domains. The key contacts wireframed during the modeling process were based on a combination of grade distribution and lithology

The exploratory data analysis was conducted on raw drillhole data to determine the nature of the element distribution, correlation of grades within individual lithologic units, and the identification of high-grade outlier samples. A combination of descriptive statistics, histograms, probability plots, and X-Y scatter plots were used to analyze.

AUGUST 2025	1-4

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

The resource estimation methodology constrains the mineralization by using hard wireframe boundaries. Ordinary kriging was employed with multiple search passes used for each domain. Search parameters were based on variography and continuity of mineralization.

Validation checks were completed on the mineral resource estimates. These included visual comparison of estimated grade to composite grade, domain conformity, swath plots, and comparisons to alternate estimation methods.

Indicated and inferred classification was applied to the deposit based on BBA’s review that included the examination of drill spacing, visual comparison, kriging variance, distance to the nearest composite, and search pass, along with the search ellipsoid ranges. Collectively, this information was used to produce an initial classification script followed by manual wireframe application to further limit the mineral resource classification.

Mineral resources used commodity prices based on long-term analyst and bank forecasts. In the opinion of BBA, this price is generally aligned with pricing over the last one, three, and five years; forward-looking pricing from internationally recognized banks is appropriate for use in a mineral resource estimate.

Table 1-1 summarizes the Aurora Mineral Resource.

Table 1-1: Aurora Project Mineral Resource Estimate

Classification	Deposit	Cut-Off Grade (ppm U3O8)	Tonnage (Mt)	Grade (U3O8 ppm)	Contained Metal (U3O8 Mlb)
Indicated	Aurora	100	53.42	278	32.75
Inferred	Aurora	100	8.96	252	4.98

Mineral Resource Statement Notes:

1. S-K 1300 definition standards were followed for the resource estimate.

2. The 2025 resource models used ordinary kriging (OK) grade estimation within a three-dimensional block model with mineralized domains defined by wireframed solids.

3. Mineral Resources are constrained within pit shells.

4. The 100 ppm U3O8 cut-off used for reporting is based on the following:

a.	Long-term metal prices of US$90/lb

b.	Metallurgical recoveries are based on mill recovery of 85%

c.	Average bulk density was determined for each mineralized domain within the deposit

d.	Mining cost of US$4.00/t mined for ore, US$3.00/t mined for waste, and US$2.50/t mined for overburden

e.	Processing and G&A costs of US$13/t milled

f.	Dilution of 5.0%

5. Mineral Resources that are not mineral reserves do not have economic viability. Numbers may not add due to rounding.

6. The resource estimate was prepared by BBA USA Inc. in accordance with S-K 1300 Standards of Disclosure for Mineral Projects.

AUGUST 2025	1-5

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

1.12         Risks

The risks associated with the Aurora Uranium Project are generally those expected with an open pit project and include the accuracy of the mineral resource.

1.13        Opportunities

Potential opportunities for the project include the following:

▪	Upgrade of some or all the inferred mineral resources to higher-confidence categories, with additional drilling and supporting studies, such that this higher confidence material could potentially be converted to mineral reserves.

▪	Additional leach test work to focus on optimizing leach conditions to maximize uranium recovery.

▪	Additional drilling on the Cordex claims may result in additional mineral resources.

1.14         Conclusions

Under the assumptions presented in this report, the Aurora Uranium Project warrants additional exploration and engineering studies.

AUGUST 2025	1-6

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

1.15         Recommendations

The recommended work programs to advance the project to the next stage are broken down into two phases, Phase 1 budget is approximately $3 million and Phase 2 budget is approximately $7 million. The budget for recommended work is summarized in Table 1-2.

Table 1-2: Recommended work budget

	Unit	Budget (USD)

	25 holes – 4,000 m	$1,400,000
	3 composites	$1,000,000
	1 study	$400,000
	1 study	$200,000
		$3,000,000

	1	$7,000,000
▪ Mine Design ▪ Process Flow Sheet ▪ Surface Infrastructure ▪ Tailings Design ▪ Environment ▪ Financial Analysis
		$7,000,000

The Phase 1 budget is focused on the collection of geological data to support future engineering studies. Phase 2 is dependent on the results of the Phase 1 program.

AUGUST 2025	1-7

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

2.              Introduction

2.1           Registrant for Whom the Technical Report Summary was Prepared

This Technical Report Summary (TRS) has been prepared for the purpose of providing an update on the Mineral Resource Estimate (MRE) for the Aurora Project, located in Oregon, United States.

BBA USA Inc. (BBA) was retained by Eagle Energy Metals Corp. (Eagle Energy, EE) to prepare an independent Technical Report Summary on the Aurora Uranium Project, which is located approximately 10 km west of McDermitt in the Malheur County south-eastern Oregon USA, near the borders to both Nevada and Idaho. This TRS is current to August 6, 2025 and supersedes all prior technical report summaries prepared for the Aurora Project. This TRS was created for the purpose of defining and supporting a Mineral Resource Estimate for the Aurora Project.

Eagle Energy corporate office is located at 5470 Kietzke Lane, Suite 300, Reno, NV 89511.

2.2           Terms of Reference and Purpose of the Report

The quality of information, conclusions, and estimates contained herein are based on: i) information available at the time of preparation; and ii) the assumptions, conditions, and qualifications set forth in this report. This report is intended for use by Eagle Energy subject to the terms and conditions of its contract with BBA and relevant securities legislation. The contract permits Eagle Energy to file this report as a Technical Report Summary with United States securities regulatory authorities pursuant to the SEC S-K regulations, more specifically Title 17, Subpart 229.600, item 601(b)(96) - Technical Report Summary and Title 17, Subpart 229.1300 - Disclosure by Registrants Engaged in Mining Operations. Except for the purposes legislated under securities law, any other uses of this report by any third party are at that party’s sole risk. The responsibility for this disclosure remains with Eagle Energy.

Mineral Resources are considered too speculative geologically to have the economic considerations applied to them that would enable them to be categorized as Mineral Reserves. Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability.

2.3           Report Date

The information in this report is current as of August 6, 2025.

AUGUST 2025	2-1

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

2.4           Sources of Information

This report is based in part on internal Company technical reports, previous studies, maps, published government reports, Company letters and memoranda, and public information as cited throughout this report and listed in the References Section 24.

Reliance upon information provided by the registrant is listed in Section 25 when applicable.

2.5           Details of Inspection

Table 2-1 summarizes the details of the personal inspections on the property by each qualified person or, if applicable, the reason why a personal inspection has not been completed.

Table 2-1: Site Visit

Expertise	Company	Dates of Visit	Details of Inspection
▪ Site examination;
▪ Inspection of logging, geological setting, mineralization, and structural controls;
▪ Review of chain of custody;
Geology/Mineral Resources	BBA USA Inc. (BBA)	06/16/2025 – 06/18/2025	▪ Review of drilling, logging, sampling, analytical testing;
▪ Facility inspection;
▪ Drillhole collar confirmation;
▪ Structural validation; and
▪ Partial drillhole database validation.

2.6           Report Version Update

This Technical Report Summary supersedes the previous report, JORC 2012 Mineral Resource update November 2022 - Technical Report for the Aurora Uranium Deposit, which had previously been filed.

This is the first TRS prepared under regulation S-K 1300 by Eagle Energy for the Aurora Uranium Project.

2.7           Units of Measure

The metric system has been used throughout this report unless otherwise stated. Tonnes are metric of 1,000 kg, or 2,204.6 lb. All currency is in U.S. dollars (US$) unless otherwise stated.

AUGUST 2025	2-2

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

2.8           Mineral Resource and Mineral Reserve Definitions

The term “Mineral Resource” as used in this TRS has the following definitions.

2.8.1        Mineral Resource

17 CFR § 229.1300 defines a “Mineral Resource” as a concentration or occurrence of material of economic interest in or on the Earth's crust in such form, grade or quality, and quantity that there are reasonable prospects for economic extraction. A Mineral Resource is a reasonable estimate of mineralization, taking into account relevant factors such as cut-off grade, likely mining dimensions, location or continuity, that, with the assumed and justifiable technical and economic conditions, is likely to, in whole or in part, become economically extractable. It is not merely an inventory of all mineralization drilled or sampled.

A “Measured Mineral Resource” is that part of a Mineral Resource for which quantity and grade or quality are estimated on the basis of conclusive geological evidence and sampling. The level of geological certainty associated with a Measured Mineral Resource is sufficient to allow a qualified person to apply modifying factors, as defined in this section, in sufficient detail to support detailed mine planning and final evaluation of the economic viability of the deposit. Because a Measured Mineral Resource has a higher level of confidence than the level of confidence of either an Indicated Mineral Resource or an Inferred Mineral Resource, a Measured Mineral Resource may be converted to a proven mineral reserve or to a Probable Mineral Reserve.

An “Indicated Mineral Resource” is that part of a Mineral Resource for which quantity and grade or quality are estimated on the basis of adequate geological evidence and sampling. The level of geological certainty associated with an Indicated Mineral Resource is sufficient to allow a qualified person to apply modifying factors in sufficient detail to support mine planning and evaluation of the economic viability of the deposit. Because an Indicated Mineral Resource has a lower level of confidence than the level of confidence of a Measured Mineral Resource, an Indicated Mineral Resource may only be converted to a Probable Mineral Reserve.

An “Inferred Mineral Resource” is that part of a Mineral Resource for which quantity and grade or quality are estimated on the basis of limited geological evidence and sampling. The level of geological uncertainty associated with an Inferred Mineral Resource is too high to apply relevant technical and economic factors likely to influence the prospects of economic extraction in a manner useful for evaluation of economic viability. Because an Inferred Mineral Resource has the lowest level of geological confidence of all Mineral Resources, which prevents the application of the modifying factors in a manner useful for evaluation of economic viability, an Inferred Mineral Resource may not be considered when assessing the economic viability of a mining project and may not be converted to a mineral reserve.

AUGUST 2025	2-3

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

2.9           Qualified Person

This report was compiled by BBA, a third-party firm comprising mining experts in accordance with 17 CFR § 229.1302(b)(1). Eagle Energy has determined that BBA meet the qualifications specified under the definition of qualified person in 17 CFR § 229.1300.

BBA prepared all sections of the report:

In sections of this report prepared by BBA, references to the Qualified Person or QP are references to BBA and not to any individual employed at BBA.

AUGUST 2025	2-4

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

3.              Property Description and Location

3.1           Legal Description of Property

The property and rights option by Eagle Energy are described in Appendix A. These rights and titles have been provided by Eagle Energy and have not been independently verified by BBA. The claims and their standing, provided by Eagle Energy, has been relied upon by the QP for this section of the Technical Report.

3.2           Project Location

The project is situated in the State of Oregon, on the West Coast of the United States, within Malheur County in Southeastern Oregon, in the Quinn River Valley (Figure 3-1). The site is 3 miles (4.8 kilometers) from the Nevada border and approximately 6 miles (9.7 kilometers) west of McDermitt, Nevada (Figure 3-2). The Aurora Project centroid is approximately Lat/Long -117.90, 42.03 (WGS NAD83; EPSG: 4269).

The geological setting lies within the Miocene McDermitt caldera system, which encompasses the Lithium Americas Thacker Pass Lithium Project located in Nevada, as well as the Jindalee Resources McDermitt Lithium Project situated in Oregon (refer to Figure 3-3).

AUGUST 2025	3-1

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

Figure 3-1: Location plan of Aurora Uranium Project

The site can be accessed via a publicly owned unsealed road that connects to U.S. Route 95. This highway runs north-south through McDermitt, a small town on the border with a population of less than 500 people. U.S. Route 95 extends south from McDermitt through Nevada for approximately 75 miles (121 kilometers) until it reaches Winnemucca, a city with a population of over 7,500 people. Winnemucca is connected by Interstate 80 to San Francisco in the West and the state of Illinois in the East, where the national nuclear fuel conversion facility is located.

AUGUST 2025	3-2

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

Figure 3-2: Location plan of Aurora in Malheur County in the southeast of Oregon

AUGUST 2025	3-3

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

N
Oregon
Nevada
Jindalee Resources (ASX: JRL)
McDermitt Lithium Project
Eagle Energy: Aurora Project
Lithium Americas (TSX & NYSE: LAC)
Thacker Pass Lithium Project
State Line
Aurora Project
Other Projects
McDermitt Caldera
Powerlines
0
5
10
15
20 km

Property Overview Map

Projection: NAD83 / UTM Zone N 18

Figure 3-3: Location plan of Aurora within the McDermitt Caldera straddling Oregon and Nevada, USA

AUGUST 2025	3-4

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

3.3 Mineral Tenure and Surface Rights

The Aurora Uranium Project is situated on public lands managed by the United States Bureau of Land Management (BLM) office in Vale, Oregon.

At the start of 2022, Aurora Energy Metals (1AE) (through its wholly owned US subsidiary Oregon Energy LLC) held 100% of the Aurora Energy Metals Project in southeast Oregon, USA. By the end of 2022 1AE had grown the project to 365 Mining Claims that cover an area of approximately 29.85 square kilometers. The Mining Claims form two blocks – a larger block of 359 claims (29.35 square kilometers) surrounding the Aurora Energy Metals Project Mineral Resource area and a smaller claim block of six claims (0.5 square kilometers) to the west, referred to as Crotalus Creek (Figure 3-4).

Figure 3-4: Eagle Energy claim block in May 2025

AUGUST 2025	3-5

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

In November 2024, Eagle Energy entered into an option agreement with 1AE and its wholly owned subsidiary, Oregon Energy LLC, which holds 100% of the Mining Claims that make up the Aurora Uranium Project. Under the terms of the agreement, the Company was granted the sole and exclusive option to acquire all of the issued and outstanding shares of Oregon Energy, subject to 1AE receiving the necessary shareholder and regulatory approvals. To maintain and exercise the option, Eagle Energy must meet a series of requirements, including a cash payment of $300,000 (paid in January 2025), delivery of an S-K 1300-compliant technical report, issuance of shares valued at $16,000,000 upon the occurrence of a defined Listing Event prior to May 18, 2025, and the raising of a minimum of $6,800,000 in connection with the Listing Event. The agreement also includes a 1% net smelter returns royalty in favor of 1AE, which is partially or fully purchasable.

AUGUST 2025	3-6

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

4. Accessibility, Climate, Local Resources, Infrastructure and Physiography

The site is accessible via a public unsealed road that extends west from the border town of McDermitt.

4.1 Climate

The climate in this region is characteristic of the high Nevada desert, with summer temperatures typically in the low 20s (°C) and winter temperatures frequently falling below zero.

Significant water recharge primarily occurs through snowfall between November and April, while rainfall remains relatively consistent throughout the year, averaging over 200 mm annually for the past 26 years.

Weather conditions seldom impact the operating season at numerous mines within Nevada's equivalent climatic zone.

4.2 Local Resources & Regional Infrastructure

The site has access to power locally. Power can be provided by the Harney Electric Cooperative substation, which is situated 6 miles (9.7 kilometers) east of the project. Historically, the Bretz Mercury Mine and Sleeper Gold Mines (both now closed) utilized power from this line. Groundwater rights will need to be acquired through the standard permitting process.

4.3 Physiography

The Aurora property is located on the southern flank of the Trout Creek Mountains and south of Flattop Mountain, with elevations between 5,200 and 5,400 feet (1,585 and 1,646 meters). The area features low desert sage and thin grasses in a high desert climate. Little Cottonwood Creek and its tributaries run through the site, with surface water appearing only during heavy rains.

AUGUST 2025	4-1

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

5. History

Eagle Energy has not conducted any exploration on the project.

5.1 Previous Exploration

Uranium exploration in the project area began as an extension of mercury and gold exploration in the early 1970s. Exploration activities have continued to the present, including prospecting, geophysical surveys, and drilling. Table 5-1 provides a summary of the exploration conducted on site. Tonnes and grades reported as historic have not been verified by the QP and should not be considered current. Due to JORC reporting requirements, JORC MRE are reported unconstrained by reasonable prospects of eventual economic extraction (RPEEE) shapes and is considered the in situ resource.

AUGUST 2025	5-1

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

Table 5-1: Previous exploration

Dates	Activities	Company(s)	Description	Notes
1974-1975	Prospecting	Placer	Mercury and gold exploration around Bretz Mine	Suspended activities due to unpromising results.
1977	Prospecting	Cordex Syndicate	Uranium exploration commences around the Bentz Mine	Cordex Syndicate leased the Bretz property and adjacent claims (excluding the Aurora Deposit) for uranium exploration.
1977	Geophysics	Locke Jacobs	Conducted an airborne geophysical survey	Discovered uranium mineralized outcrops at the Aurora site.
1977-1978	Drilling	Locke Jacobs	90 holes were drilled around the Aurora Project	Drilled around 90 holes in 1977 and 1978, totaling approximately 32,630 feet (9,946 meters). The drilling revealed a flat-lying mineralized zone over 100 feet (31 meters) thick in some areas, with assay averages of about 0.05% eU3O8 (Roper, 1979).
1978	Drilling/Geophysics	Placer and Jacobs enter a joint venture agreement	Completed approximately 447 rotary drillholes, and 25 diamond drillholes	Placer completed approximately 447 rotary drillholes totaling about 151,590 feet (46,205 meters), as well as 25 diamond drillholes totaling about 6,650 feet (2,027 meters). The 562 drillholes completed by Jacobs and Placer were radiometrically logged by Century Geophysical Corp.
1980	Study	Placer	Initial PFS for the Aurora Project	Placer completed a PFS for the Aurora Project in 1980 and stated a mineral "reserve" of 16.8 million tons grading 0.048 % eU3O8, using a cut-off grade of 0.03% eU3O8 and a total of 22 million tons grading 0.043% eU3O8, using a cut-off of 0.025% eU3O8.
1975-1980	Metallurgical Study	Hazen Research Laboratories	Metallurgical testing	Between 1975 and 1980, Hazen Research Laboratories conducted extensive metallurgical tests on material from the Aurora Deposit.
1997	Acquisition	Energy Metals Corp.	Option agreement to acquire the Aurora Project	In 1997 William Sherriff restaked the uranium claims after Placer let the claims laps. Energy Metals Corp entered into an agreement to purchase the project rights from Sherriff and completed an initial 43-101 report in 2004. EMC acquired 100% interest in the Property from Sheriff on July 19, 2004.
2007	Acquisition	Uranium One Inc.	Uranium One Inc acquired Energy Metals Corp.	Uranium One Inc. acquired EMC in 2007.
2010	Acquisition	Eagle Ventures Limited	EVE acquired the project for Uranium One Inc.	EVE subsequently acquired the project rights from Uranium One Incorporated in 2010.
2011	Drilling	Eagle Ventures Limited	Drilled 32 diamond core and 6 RC, updated MRE (JORC 2011)	Compiled and announced an updated JORC Mineral Resource (January 2011) and drilled 32 diamond core and 6 RC holes as a confirmation/QAQC program and to provide metallurgical sample.
2022	Acquisition	Aurora Energy Metals	Acquisition of the Aurora Project	Aurora Energy Metals Limited (1 AE) - through its wholly owned subsidiary Oregon Energy LLC).
2022	Drilling	Aurora Energy Metals	Drilled 5 diamond core and 12 RC holes	1AE announced an updated JORC Mineral Resource (November 2022) completed 17 holes totaling 11,201 feet (3,414 meters).

AUGUST 2025	5-2

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

5.2 Historical Production

No historical production has been carried out on the property.

5.3 QP Opinion

BBA is of the opinion that historical explorations, as described above, are reasonable indicators of the geology and mineralization that may be encountered with future exploration. The reader is cautioned that the historical reports listed above vary between different sources and, therefore, should be considered as indicators only.

AUGUST 2025	5-3

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

6. Geological Setting, Mineralization and Deposit

6.1 Regional Geology

The Aurora uranium property is located within the Miocene McDermitt caldera system, spanning the border between Oregon and Nevada (Figure 6-1). The McDermitt caldera spans approximately 30 miles (48 kilometers) north to south and 20 miles (32 kilometers) east to west, with five nested ring fracture systems. The region's oldest rocks are Cretaceous intrusive rocks, including a granodiorite pluton along the western margin. Early Miocene basalt, andesite, and dacite flows, dating back 18 to 24 million years, lie upon the eroded granodiorite and are the earliest volcanic rocks related to the caldera. Collapse of the caldera occurred about 16 Ma as the result of explosive eruptions of peralkaline ash flow tuff which began about 18 Ma (Walker, 1966). Voluminous rhyolitic to peralkaline ash flow tuffs had erupted from 15.8 to 17.9 Ma (Rytuba & Glanzman, 1978).

The volcanic rocks are dominated by ash flow sheets and with lesser volumes of andesitic to dacitic lava flows. The ash flow sheets are generally densely welded and are often difficult to distinguish from the dacitic flows (Roper, 1979). Rhyolitic ring domes and resurgent domes are associated with each of the nested caldera systems and often display banded or porphyritic textures (Rytuba & Glanzman, 1978).

Lacustrine sedimentary rocks consisting of tuffaceous sandstone, siltstone, shale, and claystone, with local chalcedony beds occur in restricted basins within the calderas. Lakebeds directly overlie dacitic lavas, as well as rhyolite welded tuff, and occupy about 20 percent of the interior of the caldera. Lake sediments generally fill moat-portions of the calderas and tend to be thickest near the ring fracture zones (Roper, 1979).

AUGUST 2025	6-1

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

Figure 6-1: Location of Aurora on regional geology within the McDermott caldera system

Several mineralized systems occur within the caldera systems and include mercury, uranium, and lithium occurrences. The mineralized systems are related to the well-developed hydrothermal activity associated with the volcanic complex and formed in shallow hot spring systems (Rytuba & Glanzman, 1978).

Mercury production occurred at several deposits including the McDermitt Mercury Mine, Bretz Mine, Cordero Mine, Ruja Mine, and the Opalite Mine. These mercury systems contain anomalous gold and silver, but exploration efforts have failed to identify economic deposits of precious metals. Low values of uranium also occur in the mercury systems.

Lithium deposits occur within tuffaceous sedimentary rocks found in the restricted lake sediments within the caldera (Glanzman, Rytuba, & McCarthy, 1978).

AUGUST 2025	6-2

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

Several uranium occurrences are found within the caldera and are, most commonly, associated with rhyolitic ring domes, emplaced along the western margin of the caldera ring fractures (Rytuba & Glanzman, 1978). The Moonlight Mine on the southwestern margin of the caldera system had minor production in the 1970's from low-grade veins within a brecciated zone along the contact of the granodiorite and andesite (Rytuba & Glanzman, 1978). Uranium concentrations in unaltered rhyolitic rocks are slightly anomalous and the occurrence of the uranium anomalies spatially with the ring domes suggest a genetic relationship to the intrusive and extrusive rhyolitic rocks of the Miocene volcanic system. The latest stages of volcanic activity generated rhyolite enriched in uranium and the related hydrothermal cells, which developed in these later stages, served to mobilize and concentrate uranium into the more permeable rocks (Rytuba & Glanzman, 1978).

6.2 Local Geology

The Aurora Project area is covered by a thin layer of alluvium over lakebed sediments. These sediments are mostly tuffaceous and interbedded with Aurora dacitic flows. In some areas, the contact between the lake sediments and Aurora flows is abrupt, while in others it gradually increases in volume and thickness of dacitic flows and tuffs (Figure 6-2). The flows generally become more massive or compact near the contact with the underlying rhyolitic welded tuffs and flow domes. Cross-sections in the Aurora area illustrate the generalized geologic relationships between the different units and the variability in thickness of the units. The Aurora lavas were deposited upon an irregular surface of rhyolitic rocks, which appear in part to be intrusive based on porphyritic textures, and may represent local volcanic domes (Roper, 1979).

AUGUST 2025	6-3

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

Figure 6-2: Aurora Stratigraphic Column (example from drillhole AUD_DDH-409)

The Quaternary alluvium is composed of a variety of alluvial, colluvial and in-situ debris consisting of volcanic boulders, cobbles and gravel derived from adjacent highlands and finer material derived from the lake sediments. The thickness of the gravels varies from 0 to more than 50 feet (15 meters), and averages about 20 feet (6 meters).

The lake sediments are Miocene in age and are composed of poorly-consolidated, subaerial tuffaceous material, interstratified with fine-grained non-descript bedded layers and discontinuous lenses and nodules of chalcedony. Tuffaceous material within the lakebeds includes devitrified glass fragments and fine to coarse-grained crystal and lithic fragments. Lake sediments vary from finely laminated clay-shales, siltstones and tuffaceous sandstones, to more massively bedded rhyolitic air-fall ash tuffs (Roper, 1979). The lake sediments are up to 600 feet (183 meters) thick in the drillholes, being thickest on the north edge of the mineralized zone in a graben-like growth basin. The sediments probably originated from local volcanic vents and were deposited in moat-like basins within the caldera margins.

AUGUST 2025	6-4

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

The Aurora lava flows and tuffaceous units consist of a complex interbedded sequence of dark colored dacitic flows with vesicular to scoriaceous flow tops with some interbeds of ash. The cores of the flows are dense and black with rare plagioclase phenocrysts. The dacitic lavas contain high total iron, high calcium, sodium, and potassium and 60- 62% silica (Roper, 1979). Individual flows range in thickness from 5 to 50 feet (1.5 to 15 meters). The lava sequence contains a variety of breccia layers, which include flow breccia, laharic (mudflow) breccia, pyroclastic breccia and local fault breccia (Roper, 1979). Cumulative thickness of the Aurora lava sequence is variable, but generally is 100 to 300 feet (30.5 to 91.5 meters).

Rhyolitic rocks are, at least in part, intrusive and may represent several generations of extrusive and intrusive flow dome and vent breccia events. Whole-rock chemical analyses are very similar to the dacitic rocks of the Aurora lava flows (Roper, 1979). The flow banded rhyolite may be a portion of a flow dome complex in the area. Extrusive rhyolitic welded tuffs are exposed on the margin of the project area north and east of the Bretz pits, along the mountain front marking the caldera rim. These rocks were deposited as thick ash flow layers, erupted during successive collapse periods as part of the evolution of the caldera complex (Roper, 1979).

6.3 Structure

The principal geological structures in the Aurora area are associated with caldera formation, subsidence, and resurgence. These structural features predominantly align sub-parallel to the northwest-southeast striking caldera rim. The outer rim fault is a steeply-dipping normal fault system that strikes northwest-southeast and intersects the Bretz Mine pits. This structure is readily identifiable from aerial photographs as it generally delineates the boundary between lake sediments and caldera rim volcanics. Notably, the rim fault appears to have influenced ore deposition for the Opalite-type mercury mineralization mined at Bretz (Roper, 1979).

Drilling on the Bretz property has identified the inner rim structure, which marks the northern limit of uranium mineralization (Roper, 1979). This structure is not observed at the surface. The boundary fault system is interpreted as a normal fault zone, located at the northern edge of the Aurora mineralized zone (Roper, 1979). Within this area, rhyolitic rocks dip steeply to the north, and the thickness of lake sediments or Aurora volcanics increases significantly. This feature is understood to be the bounding fault of a small graben-like basin situated on the periphery of the rhyolitic dome.

AUGUST 2025	6-5

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

6.4 Alteration

Alteration in the Aurora area is mainly clay, with opaline or chalcedonic silica, chlorite, gypsum, fluorite, and zeolites. Opal is common in the top layers. Feldspar and altered magnetite/ilmenite are present as relicts of volcanic material, with some feldspar lining cavities from hydrothermal activity. Magnetite/ilmenite is often altered at grain rims and associated with pyrite. Strong alteration occurs in fine-grained tuffaceous rocks and permeable layers within the Aurora lava sequence, making original rock identification difficult. Detailed mapping of alteration assemblages from drillhole information has not been done (Roper & Wallace, 1981).

6.5 Mineralization

The mineralization at Aurora uranium forms stratabound and cross-cutting bodies in the lake sediments and dacitic flow units, forming an irregular mineralized zone approximately 5,000 feet (1,524 meters) long by 1,000 feet (305 meters) wide (Figure 6-3). The mineralized horizons range from a true thickness of a few feet to more than 100 feet (30.5 meters) thick. The mineralized beds are nearly horizontal to moderately dipping, up to 40°. The beds are spatially related to, and partially controlled by, possible growth faults or graben bounding structures, primarily on the northeast margin of the mineralization. The diamond drill core logs show that the uranium mineralization includes some primary deposition associated with volcanic and hydrothermal activities. The spatial distribution of uranium within sediments and broken, permeable zones of volcanic rocks suggests mechanically and chemically transported zones of mineralization are common. Several of the secondary or tertiary basins, within the lake sediments and graben block, show thin repeating beds of mineralization, within zones of the more permeable rocks, which are isolated by clay-rich zones. Thicker and higher-grade mineralization may indicate high angle structures that served as hydrothermal feeders or enrichment zones. Drillhole AUR_DDH-495 is the only angle core hole and confirms the approximately horizontal nature of the mineralization.

AUGUST 2025	6-6

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

Figure 6-3: Aurora long-section illustrating the relationship of geology and mineralization

Figure 6-4: Aurora cross-section 10410mN illustrating the relationship of geology and mineralization

AUGUST 2025	6-7

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

Figure 6-5: Aurora cross-section 10640mN illustrating the relationship of geology and mineralization

Figure 6-6: Aurora cross-section 10955mN illustrating the relationship of geology and mineralization

AUGUST 2025	6-8

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

Geologic analysis shows moderate and low-grade mineralization (<0.05% or 500 ppm eU3O8) has lateral continuity, while high-grade mineralization (>0.08% or 800 ppm eU3O8) is sporadic. Local feeder zones may explain this uneven high-grade distribution. High-grade areas have not been tested with angled drilling. Exploring these zones could boost the overall average grade of mineralization.

The mineralized zone trends northwest, aligning with a dome of rhyolitic tuff and porphyry. The drill logs provide limited descriptions of the volcanic rocks and alteration assemblages.

Mineralization is associated with the porous and permeable volcanic rocks and includes pyrite-bearing clays with uranium minerals, leucoxene, marcasite, and arsenopyrite. Uranium minerals which have been identified in various studies include uraninite (uranium oxide), coffinite (hydrous uranium silicate), phosphranylite (hydrous calcium uranium phosphate), umohoite (hydrous molybdenum uranium oxide) and autenite (hydrous calcium uranium phosphate) (Dudas, 1979b), (Dudas, 1979a) and (Roper & Wallace, 1981)).

Pyrite is abundant and occurs in two forms. A coarser, crystalline variety is disseminated throughout the Bretz area and appears to be the earliest formed. Euhedral marcasite and arsenopyrite are also associated with the coarser pyrite. Fine grained, framboidal pyrite occurs in the Aurora area and is associated with uranium mineralization (Dudas, 1979b), (Dudas, 1979a). Framboidal pyrite is formed in areas rich in bacteria and organic material, these reducing conditions are favorable for the precipitation of uranium from oxidized solution. The precise identification of a source rock for mineralization remains unclear. The distribution of uranium within the more porous units indicates the remobilization of primary mineralization by oxidizing fluids, followed by lateral transport and re-deposition in flow and tuff units under reducing conditions. The assemblage of uranium and alteration minerals observed, along with textural evidence, implies the potential for colloidal mineral deposition through a relatively low-temperature aqueous mechanism (Dudas, 1979b), (Dudas, 1979a).

6.6 Deposit Type

Volcanic-type uranium deposits are mineralized systems that are associated with volcanic rocks in a caldera setting. These deposits are typically found within mafic to felsic volcanic rocks and are often mixed with clastic sediments. The mineralization is primarily structure-controlled, occurring at various stratigraphic levels of the volcanic and sedimentary units, and extending into the basement where it is in fractured granite and metamorphic rocks. Hydrothermal processes strongly influence the transport of uranium, leading to both primary and remobilized uranium mineralization in an oxidizing-reducing environment. Uranium mineralization is often found alongside molybdenum, vanadium, lithium, other sulfides, violet fluorite, and quartz to colloidal silica or opal. Examples of volcanic-hosted uranium deposits include the Dornot deposit in Mongolia, the Michelin deposit in Canada, the Nopal deposit in Mexico, and several commercial deposits in the Strelsovsk Caldera in the Russian Federation.

AUGUST 2025	6-9

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

7. Exploration

Eagle Energy has not conducted any exploration on the project.

7.1 Historical Drilling

The bulk of the drilling on the Aurora Deposit was conducted prior to 1980, during which Jacobs and Placer completed an extensive program of rotary and diamond drilling. Eagle Energy possesses a comprehensive record of this drilling, including associated radiometric and geological logs, which have been utilized to strategically plan the locations for holes in the current drilling program.

Between 1980 and 2011, the only drilling program completed was by Newmont during December 2003/January 2004, with most of the holes located at the nearby Bretz workings. One hole was drilled immediately adjacent to the Aurora Uranium ore zone (hole RZDH-6) but data for this is not complete. This hole does not materially impact the Aurora Mineral Resource as it is located on the margin of the interpreted mineralized zone.

From January to July 2011, a total of 32 vertical diamond drillholes and six RC holes were drilled by EVE at the Aurora Deposit (Figure 7-1). Drilling was done to obtain further information on the uranium grade and continuity, confirm historical radiometric readings and grade conversions, refine the geological model for the deposit, and obtain samples for metallurgical testing.

AUGUST 2025	7-1

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

Figure 7-1: Location of EVE 2011 and 1AE 2022 drillholes overlain on satellite imagery

In November 2022, 17 drillholes were completed by Aurora Energy Metals (Figure 7-1). Five of the drillholes were done using diamond drilling for a total of 1,118 meters, and 12 holes were completed utilizing RC drilling for a total of 2,296 meters. Drilling can be seen by drill type in Figure 7-2.

AUGUST 2025	7-2

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

Figure 7-2: Aurora drilling by drill type

7.1.1 Drilling Type

Drilling completed at Aurora and used in the Mineral Resource Estimate is summarized in Table 7-1.

Jacobs completed at least 90 drillholes in 1977 and 1978 totaling about 9,945 m. The initial drilling program intersected a flat-lying mineralized zone, which in places was over 30 m thick and assay averages were approximately 0.05% eU3O8 (Roper, 1979).

Placer entered into a joint venture agreement with Jacobs in 1978 and continued uranium exploration on the claim block. Placer completed approximately 447 rotary drillholes totaling about 46,205 m, as well as 25 diamond drillholes totaling about 2,027 m. Drillholes are spaced 100 feet apart on lines spaced 200 feet apart. Drill lines are orientated N042°E; a local grid was used. This spacing equates to 60 m x 30 m.

In addition, the Cordex Syndicate drilled 110 holes on claims adjacent to the Aurora Deposit, also between 1978 and 1980 (Figure 7-1 and Table 7-1).

AUGUST 2025	7-3

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

As per Figure 7-1 above, during 2011 EVE drilled 32 core holes and six RC holes into the resource and immediate surrounds as confirmation drilling and to collect metallurgical samples.

Table 7-1: Summary of drilling at Aurora and surrounds from reports

Company	Hole Type	No. Holes	Feet	Meters
Jacobs 1978	RC	90	32,630	9,946
Placer	RC	447	151,590	46,205
1978-1979	DDH	25	6,650	2,027
Subtotal		562	190,870	58,178
EVE	DDH	32	13,966	4,257
2011	RC	6	3,115	949
2022	RC/DDH	17	11,202	3,414
Subtotal		55	28,283	8,620
Total		617	219,153	66,798
Adjacent Areas
Cordex	RC	101	65,290	19,900.4
1978-1980	DDH	9	6,532	1,990.9
Subtotal		110	71,822	21,891.3

7.1.2 Collar Surveys

Drillhole coordinates were provided in a local coordinate system measured in feet. A grid conversion was setup to convert all data to WGS84 UTM zone 11N using two common points (Table 7-2).

EVE collar positions were measured using handheld GPS in UTM Zone 11N, WGS84 datum. It is noted that the GPS was left to measure the position of a minimum of 3 minutes at each site.

Table 7-2: Local grid conversion to UTM Zone 11N

	Local East	Local North	UTM East	UTM North
Pt A	10000.000	11000.000	424572.714	4654002.612
Pt B	10000.000	10000.000	425315.859	4653333.481
Pt C (calculated)	10248.631	10723.868	424944.287	4654002.612

AUGUST 2025	7-4

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

7.1.3 Downhole Surveys

All historic holes were drilled vertically, with the exception of six holes).

7.1.4 Surface Topography

The topographic surface, originally created using Surpac, was used to code the block model which was generated from the USGS National Elevation Dataset at 10 m cell resolution with the collars added.

7.1.5 Logging Procedures

Historic and recent geological logging of RC chips and diamond core included lithology, mineral species, oxidation, textures and alteration characteristics. Multiple gamma logs were completed in several of the holes to confirm mineralized intervals and to determine drill pipe and other factors used to determine the uranium content of the rocks.

7.1.6 Interpretation of Results

The RC drill chips and diamond core were logged geologically in spreadsheets. RC and core holes were geologically logged to the full depth of samples collected. The confidence in the geological interpretation is considered robust and is supported by the drilling and the assay results.

7.1.7 Drill Site Rehabilitation

All Jacobs/Placer 1978/79 drill sites, plus the 2011 EVE drill sites, have been rehabilitated. As such, limited surface evidence remains of the site. By using the historic drill maps and locating against roads and access tracks plus claim monuments etc., the hole positions are typically expressed by remnant drill chips and evidence of cleared areas.

7.2 Historical Geophysical survey

In mid-May 2011, Goldak Airborne Surveys completed a high-sensitivity aeromagnetic radiometric survey over the Aurora Deposit and surrounds. Aircraft equipment operated included a cesium vapor, digitally compensated magnetometer, a 1024 channel spectrometer consisting of 48 liters of downward-looking NaI detectors and 8 liters of upward-looking detectors, a GPS real-time and post-corrected differential positioning system, a flight path recovery camera, digital titling and recording system, as well as radar and barometric altimeters. All data was recorded digitally in GEDAS binary file format. Reference ground equipment included a GEM Systems GSM-19W Overhauser magnetometer and a Novatel 12-channel GPS base station which was set up at the base of operations for differential post-flight corrections. A total of 2,070 line kilometers of high resolution magnetic and radiometric data was collected, processed and plotted. The traverse lines were flown east-west on a spacing of 100 meters, with perpendicular control lines flown at a separation of 1,000 meters.

AUGUST 2025	7-5

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

7.3 QP Opinion

In the opinion of BBA, the quantity and quality of the historical data compilation, historical drilling programs, and logging procedures are sufficient to support the MRE.

Core logging completed by previous operators meets industry standards.

No other factors were identified with the data collected from historical drill programs that could significantly affect the Mineral Resource Estimate.

AUGUST 2025	7-6

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

8. Sample Preparation, Analyses, and Security

Eagle Energy has not conducted any sample preparation or analyses on the project.

8.1 Chain of Custody

Century Geophysical completed historic geophysical data acquisition for Placer. Placer geologists collected check assays from diamond core drillholes and submitted them to commercial labs for analysis (Myers, 2005).

Procedures followed by these companies at the time are well documented and it is believed that they followed industry best practices at the time for data collection.

The 2011 downhole geophysical data acquisition was also completed by Century Wirelines Services under contract to EVE with results transferred directly to EVE personnel electronically. Samples from all diamond core and some RC drillholes were collected by EVE geologists and submitted to ISO commercial laboratories for analysis including AAL, Acme and ALS.

The 2022 data acquisition by 1AE followed the same process, Century Wirelines performed the downhole geophysical acquisition, and samples from the 2022 drilling were collected by 1AE geologists and submitted to AAL for analysis.

8.2 Sample Security

Historically, downhole gamma data was collected and converted on site, thereby limiting possible tampering or contamination. Detailed logs and assay results exist in the hardcopy archive.

All EVE samples collected in 2011 were transported directly from the drill site to AAL in Reno by EVE geologists and field crew.

All samples collected in 2022 were transported directly to AAL in Reno from the drill site by 1AE geologist and field crew.

8.3 Sample Storage

Historical drilling samples and core from the Jacob/Placer days, as far as Eagle Energy is aware, no longer exist.

AUGUST 2025	8-1

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

Remaining sample pulps and core (that was not removed for metallurgical testwork purposes) from the EVE 2011, and 1AE 2022 drilling are stored on site in two weatherproof shipping containers at a property in McDermitt.

8.4	Analytical Laboratories

Historically, Placer contracted Hazen Research Inc., of Golden, Colorado in 1978, for metallurgical and analytical testing of samples from the Aurora Deposit.

In 2011 and 2022 EVE and 1AE utilized American Assay Laboratories Inc. (AAL) of 1500 Glendale Avenue, Sparks NV USA 89431-5902. At the time of writing this report, AAL continues to be an operating ISO accredited laboratory (www.aallabs.com).

In May 2011, company representatives at the time completed an inspection of the AAL laboratory located at 1500 Glendale Avenue, Sparks NV USA 89431-5902. Facilities inspected included:

•	Sample receival & storage

•	Core cutting area

•	Sample preparation

•	Sample analysis

•	Bulk density (wax coating) measuring station

8.5	Sample Preparation and Analytical Procedure

For the Jacob/Placer drilling, selected samples were prepared (Figure 8-1) and subjected to a series of analytical techniques including chemical and radiometric analysis for uranium, as well as chemical and X-ray fluorescence analysis for other constituents of the ore. Uranium analytical procedures included chemical fluorometric assay, closed can techniques including radiometric beta-gamma, radiometric sealed can gamma, %radon loss, and %beta and gamma readings.

For the 2011 EVE and the 2022 1AE drilling, sample preparation and analysis included the following; crushing and pulverizing of core and RC chips at American Assay Laboratories (AA LABS) for analysis by Inductively Coupled Plasma Mass Spectroscopy using a four-acid digestion (HNO3-HClO4-HF-HCl). Samples were then checked using XRF techniques (Figure 8-2).

AUGUST 2025	8-2

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

Core Interval
Dry at 50°C
Crush to 6-8 mesh
Blend
Split
1000 g
200 g
Balance
Storage
Save for
Placer Amex
Grind to 28-mesh
Blend
Split
200 g
Balance
Storage
Grind to 200-mesh
for analytical pulp

Figure 8-1: Flow sheet for sample preparation by Hazen Laboratory (Myers, 2005)

AUGUST 2025	8-3

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

Figure 8-2: Analysis flow sheet - EVE samples
(Green: AAL, Pink: Umpire Laboratories (ALS and ACME))

8.6	Bulk Density Measurements

Estimates of dry in-situ bulk density used for the January 2011 Mineral Resource are based on historical records produced “from several hundred core samples distributed through the deposit” as reported in (Placer Amex Inc., 1980) and stated by (Myers, 2005). In 2005 report, based on 199 measurements the average dry in-situ bulk density used for the January 2011 Mineral Resource was 1.9 t/m3.

It is noted that the QP of this report have not cited the report (Placer Amex Inc., 1980) and are relying on (Myers, 2005) as a QP as having cited this report. However, some records of recorded bulk densities exist in the archive of hardcopy logs (and the QP of this report have checked and compared the results. Note that the Placer bulk densities are recorded in pounds per cubic feet (lb/ft3). When calculated and compared to the rock type and mineralization (Table 8-1), the averages of these results (1.93 t/m3) compare favorably to the bulk density assigned for the current resource.

AUGUST 2025	8-4

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

In addition, Aurora Mineral Resource, EVE contacted AAL as part of the laboratory work to conduct bulk density measurements using Archimedes method with wax coating. A total of 3,508 valid measurements were reported.

Table 8-1: Check calculations of bulk densities (BD) from Placer core hole DDH-110

Hole ID	Depth (ft)	Rock Type	eU3O8 (ppm)	Recorded BD (lb/ft3)	Calculated BD (t/m3)
AUR_DDH-110	243	AMBA	1,079	116.2	1.86
				126.2	2.02
	251	AMBA	1,297	109.2	1.75
		AMBA	1,297	104	1.67
	307	Trans	2,441	131.2	2.10
	326	AMBA	418	130.7	2.09
Average					1.93

Note: cubic ft (ft3) in cubic meter (m3) = 35.31466, and pounds (lb) in tonne (t) = 2,204.62

Table 8-2: Preliminary analysis of EVE bulk densities (BD) >= 80 ppm U3O8

U3O8 ppm Grade Range		Average BD (t/m3)	Average by Range (t/m3)	Count	Min.	Max	St. Dev.
80	100	1.99		180	1.21	2.61	0.35
100	200	2.01	1.99	487	1.10	2.67	0.31
200	300	1.94		249	1.11	2.67	0.31
300	400	1.93	1.86	157	1.33	2.65	0.28
400	500	1.89		92	1.32	2.43	0.29
500	600	1.82		45	1.36	2.39	0.28
600+		1.78		147	1.33	2.43	0.23
All > 100 ppm		1.94		1,357

AUGUST 2025	8-5

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

U_3O_8 ppm vs. SG - for U_3O_8 gt 80ppm
y = -0.0002x + 2.0019
R^2 = 0.0363
y = -0.0001x + 1.9265
R^2 = 0.0267
All
U3O8 lt 100ppm
U3O8 100 to 300ppm
U3O8 gt 300ppm
Linear (All)
Linear (U3O8 gt 300ppm)
0
0.5
1
1.5
2
2.5
3
0
100
200
300
400
500
600
700
800
900
1000

Figure 8-3: Preliminary chart of EVE U3O8 ppm vs. bulk densities (BD) >= 80 ppm U3O8 (all holes)

Analysis of the bulk density measurements by domain for the November 2022 model indicates the 1.9 t/m3 used for the January 2011 Mineral Resource matches exactly for the higher grade >300 ppm U3O8 domains (522 measurements). Analysis of the lower grade 100 ppm to 300 ppm U3O8 domains (1,064 measurements) gives an average of 2.1 t/m3. The overlying lake sediments (potential lithium host zone with 875 measurements) has a consistent bulk density of 1.55 t/m3 and the underlying volcanics (waste) of 2.1 t/m3 (1,047 measurements).

8.7	Adequacy of Procedures

Sampling and assay procedures by historical companies are considered appropriate.

AUGUST 2025	8-6

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

9.	Data Verification

9.1	Data Sources

9.1.1	Hardcopy Database

The hardcopy database included approximately 43 archive boxes full of reports and drill logs as, per Figure 9-1, provided by Uranium One Incorporated (TSX: UUU) to EVE in May 2010.

9.1.2	Digital Database

An Access database was supplied by Uranium One at the time of the project acquisition by EVE using data sourced from historical drilling.

Note that no QC data has been supplied for independent analysis.

Figure 9-1: Archive boxes received by EVE from Uranium One

9.2	Collar Survey Verification

Historic hole coordinates have been checked against plan maps. However, accuracy and quality of surveys (i.e., use of surveyors with theodolite or similar) used to locate drillholes has not been reported in these logs.

9.3	Downhole Survey Verification

All holes, with the exception of six, were drilled vertically. The dip/azimuth of the inclined holes was checked against hardcopy logs.

AUGUST 2025	9-1

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

9.4	Assay Verification

Assays were initially checked by (Myers, 2005) and validated by BBA, as follows:

The percentage of eU3O8 contained in drillholes was calculated from the downhole gamma logs by Century Geophysical at the time of the drilling and surveys. Original data was collected on 0.1 feet intervals and converted to eU3O8%. The converted values were then compiled on 2, 5-, 10-, 15-, and 20-feet intervals. The data available for this analysis were the original gamma logs and the 5 feet U3O8% composites. The original logs and 5 feet composites were compared to verify the values and there is a reasonable correlation in values. The 5 feet composites were double entered into an ACCESS database along with collar location data. The double entry data had less than 1% entry error and the current database is estimated to be error free. Further verification and correction of the data was completed during sectional interpretations. Several original gamma logs were re-run at the time of drilling as checks and the results were very similar to the original logs. Core and chip samples from the original drilling are not available for check assays.

The original downhole gamma logs have been reviewed in detail. Rotary chip samples apparently were not collected, or were discarded, and the diamond core samples were not preserved after Placer terminated the project and therefore it has not been possible to confirm assay values in comparison to gamma log estimations. Drillholes from the 1977-1979 program were not cased or capped and it is not possible to re-enter any drillholes in order to re-survey drillholes.

The position of the mineralized horizons was checked on the original logs to confirm the agreement of the original Century Geophysical logs and the 5 feet composite database generated by Placer. Data which did not agree between the two data sets were corrected where possible or were omitted from the resource evaluation when the data could not be confirmed.

9.5	Site Verification

In June 2025, BBA USA Inc. conducted a site visit to the project as part of the MRE update. The site visit was also attended by Eagle Energy staff and on-site geologists, and included the following tasks:

•	Review of select drill core, representative of the geology and mineralization on site.

•	Site visit to the Aurora Deposit where drill collars were located where possible. Due to rehabilitation requirements on site, dril colar locations are marked by wooden markers with drilhole identification numbers written. Eleven drilholes were found during the site visit and recorded by GPS to verify against the provided database. The results of these drilhole validations can be seen in Table 9-1.

AUGUST 2025	9-2

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

Table 9-1: Drill collar validation

BBA			Eagle Energy			Delta Difference
BHID	UTM E	UTM N	BHID	UTM E	UTM N
22AURC008	424114	4653074	22AURC008	424109	4653077	5.7
AUD005	424592	4653952	AUD005	424593	4653955	3.2
AUD021	424569	4654122	AUD021	424570	4654122	1.0
22AUDD005	424826	4654315	22AUDD005	424823	4654311	5.2
22AUDD001	424299	4654511	22AUDD001	424300	4654512	1.6
22AUDD002	424356	4654583	22AUDD002	424355	4654583	1.0
22AURC001	424222	4654658	22AURC001	424221	4654656	2.7
22AURC002	424158	4654567	22AURC002	424155	4654566	3.1
22AURC003	424088	4654502	22AURC003	424086	4654499	3.9
22AUDD003	424248	4654573	22AUDD003	424246	4654574	2.1
22AUDD004	424281	4654625	22AUDD004	424280	4654622	2.8

9.6	BBA Opinion

It is BBA’s opinion that the geological data collection and QA/QC procedures used by previous operators are consistent with industry practices at the time and that the geological database is of suitable quality to support the mineral resource estimates.

AUGUST 2025	9-3

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

10.	Mineral Processing and Metallurgical Testing

No metallurgical testing had been undertaken by Eagle Energy.

Results of Placer metallurgical testing from the late 1970’s testwork are summarized in Table 10-1, (Myers, 2005).

Table 10-1: Placer - Results of 1979 metallurgical testing (Myers, 2005)

Processing Method	Indicative Recovery (%)
Strong Acid Leach	55%
Acid Leach at 80[o]C no oxidant	60%
Acid Leach at 80[o]C and 20% Sodium Chlorate	70%
Acid Pressure Leach	85%

In late January 2012, EVE announced initial metallurgical results (ASX: EVE announcement dated 31 January 2012, titled “Initial Metallurgical Results from the Aurora Deposit”). Key outcomes from this included:

•	Preliminary results received from a metallurgical testwork program being conducted on representative mineralization samples from the Aurora Uranium Deposit;

•	Scrubbing and wet screening tests have demonstrated that the Aurora mineralization can be separated into size fractions with distinctly different physical and mineralization characteristics.

The test results show:

•	Separation of approximately 30% of the sample as a hard, coarse material containing around 10% of total uranium;

•	Scrubbing attrition resulting in around 55% of total uranium mineralization reporting to sizes less than 2 mm and around 35% reporting to sizes less than 149 μm;

•	Separation of fine mineralization into clay and non-clay fractions. The significance of the results:

•	Potential for efficient removal of internal waste through scrubbing and screening with minimal uranium losses. This would allow bulk mining of the resource and upgrading of mineralization prior to leaching;

•	Removal of hard, coarse waste and low-grade material should significantly reduce crushing and grinding costs, as well as reduce capital costs due to lower volumes requiring grinding;

•	Separation of clay and non-clay mineralization will allow different leach processes for each ore type, with potential for improved reagent consumption and recoveries compared to bulk leach results from previous work.

Further testing was then undertaken to assess leaching characteristics of the different size fractions.

AUGUST 2025	10-1

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

11.	Mineral Resource Estimate

11.1	Introduction

The 2025 Resource estimate is based on the interpretation of geological observations from detailed historical drilling that was initially completed on a 60 m by 30 m grid spacing oriented perpendicular to the strike of the deposit. A total of 675 drillholes (including both diamond and rotary holes) were used to define the resource.

Uranium mineralization is hosted in clay altered volcanic flows and tuffs within the McDermitt Caldera complex. The mineralization represents both primary and secondary enriched uranium bodies. These bodies are controlled by porous and permeable stratigraphic units and structural zones. The mineralization outcrops in places and is located down to a depth of approximately 200 m below surface.

The mineralization occurs as multiple stratabound and cross-cutting bodies in the volcanic units, forming a flat-lying to gently dipping, northwest-trending mineralized zone approximately 1.5 km long by 300 m wide. The mineralized horizons vary from a true thickness of a few meters to more than 30 m thick and are interpreted to represent both primary and secondarily enriched uranium bodies. These bodies are controlled by porous and permeable stratigraphic units and structural zones.

The resource model comprises a higher-grade core of stacked, sub-horizontal to gently dipping, tabular zones of mineralization that locally coalesce into thicker bodies of mineralization. This core, which shows continuity at a 300 ppm U3O8 cut-off grade, is surrounded by a large, lower grade halo of mineralization that extends the overall zone of mineralization to a depth of 180 m below surface, which is open along strike and to the northwest.

11.2	Drillhole Database

The Aurora Deposit has approximately 92,914 meters of drilling in 733 holes across the project claim package. Drilling comprises both diamond drilled holes (DDH) and reverse circulation (RC) drilling, as summarized in Table 11-1, and a breakdown of drilling by year can be seen in Table 11-2.

Table 11-1: Breakdown of drilling on the Aurora Project

Drillhole Type	Number of Holes	Total Meters Drilled
DDH	60	7,458
RC	673	85,455
Total Drilling	733	92,914

AUGUST 2025	11-1

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

Table 11-2: Breakdown of drilling by year

Year Drilled	Drillhole Type	Number of Holes	Meters Drilled
1978	DDH	21	1,927
	RC	553	63,885
1979	DDH	2	156
	RC	83	14,041
1980	RC	11	1,650
1991	RC	1	105
2003	RC	4	1,327
2004	RC	3	1,201
2011	DDH	32	4,257
	RC	6	949
2022	DDH	5	1,118
	RC	12	2,296

Diamond drillhole samples were analyzed for trace elements including Uranium using ICP. RC drillholes, where sample material returned from drilling is not always representative of the in-situ mineralization, gamma logs were used to measure the concentration of uranium in the holes. Gamma radiometric logging was completed on most of the holes throughout the entire resource area. Radiometric logging of the holes was completed by Century Geophysical using the Compu-Log system. This system comprises radiometric logging equipment based on a truck-mounted digital computer. The natural gamma (counts/second, or cps), self-potential (millivolts), and resistance (ohms) were recorded at 1/10th foot increments on magnetic tape and then processed by computer to graphically reproducible form. Neutron-neutron logging was also used to collect rock characteristics for dry drillholes, and SP and resistance logs were completed for drillholes with water. The neutron-neutron and SP data have not been tabulated or evaluated. The eU3O8 % conversions from the gamma log data were calculated and printed with the original, unprocessed gamma logs

11.3	Geological and Mineralization Model

The geological and mineralization model created in this MRE consisted of key lithological contacts plus mineralization constraints that were applied as estimation domains.

AUGUST 2025	11-2

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

The key contacts wireframed during the modeling process were based on a combination of grade distribution and lithology. The uranium mineralization is hosted in a series of dark colored lavas within vesicular flow tops and breccia (the Aurora lavas) with the mineralized zone approximately 30.5 meters (100 feet) thick consisting of a stacked sequence of 2-4 individual flows below a sequence of thin bedded tuffs and lakebed sediments. The initial modeled lithological contact was that between the volcanic host sequence and the overlaying cap of lake sediments (Figure 11-1).

The uranium resource wireframes comprise a higher-grade core of stacked, sub-horizontal to gently dipping, tabular zones of mineralization that locally coalesce into thicker bodies of mineralization. This core, which shows continuity at a 300 ppm eU3O8 cut-off grade, is surrounded by a large, lower-grade halo (approximately100 ppm eU3O8 cut-off) that extends the overall zone of mineralization to a depth of 180 m below surface, and is open along strike and to the northwest. To the northeast, the mineralized zone is constrained by an interpreted horst-graben bounding structure.

Figure 11-1: Cross-section showing the interpreted mineralized domains

These domain models were constructed using LeapfrogTM software modeling tools and coded into Datamine Studio RMTM v2.0.66.0 (Datamine) software for resource estimation. The different domains and their codes can be seen in Table 11-3.

AUGUST 2025	11-3

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

Table 11-3: Aurora Project Domains

Sub Domain	Domain Code
Lake Sediments	9998
Volcanic Rocks	9999
100
101
102
105
Low Grade Zone	106
109
110
150
151
301
302
303
High Grade Zone	304
305
306
307

The current geological interpretation has been confirmed through subsequent drilling, with good alignment of depth, thickness, and orientation of mineralization where predicted. Table 11-4 shows the volume of the mineralized wireframes.

Table 11-4: Volume of Aurora Project Wireframe Domains

Sub Domain	Domain Code	Wireframe Volume (km3)
Low Grade Zone	100	40,735,835
	101	4,260,185
	102	264,176
	105	372,294
	106	1,847,527
	109	383,627
	110	6,672,711
	150	7,510,041
	151	1,924,438

AUGUST 2025	11-4

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

Sub Domain	Domain Code	Wireframe Volume (km3)
High Grade Zone	301	2,958,074
	302	3,364,567
	303	2,402,509
	304	1,510,232
	305	127,207
	306	344,471
	307	74,800

11.4	Data Preparation

11.4.1	Exploratory Data Analysis

The exploratory data analysis was conducted on raw drillhole data to determine the nature of the element distribution, correlation of grades within individual lithologic units, and the identification of high-grade outlier samples. A combination of descriptive statistics, histograms, probability plots, and X-Y scatter plots were used to analyze the grade population of the data using Snowden SupervisorTM v9.0 (Snowden Supervisor). The findings of the exploratory data analysis were used to help define modeling procedures and parameters used in the Mineral Resource Estimate.

Descriptive statistics were used to analyze the grade distribution and continuity of each sample population, determine the presence of outliers, and identify correlations between grade and rock types for each mineral sub-domain.

Individual drillhole tables (collar, survey, assay, etc.) were merged to create one single master de-surveyed drillhole file in Datamine. Table 11-5 compares weighted drillhole to composite statistics by domain and variable.

Prior to grade estimation, the data was prepared in the following method:

•	All drillhole assays that intersected a wireframe within each domain were assigned a set of codes representative of the domain, wireframe number, and mineralization type;

•	The drillhole assay data was combined in Datamine to a single static drillhole file, which was then “flagged” to intersecting mineralized sub-domains outlined by the wireframe coding process; and

•	High-grade outlier assays in each domain were reviewed.

11.4.2	Unsampled Assay Intervals

A total of 178 samples within the mineralized zones were unsampled due to technical issues during the downhole survey. These unsampled intervals were set to absent prior to estimation.

AUGUST 2025	11-5

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

11.4.3 Compositing

Compositing of assays is a technique used to give each assay a relatively equal length and therefore reduce the potential for bias due to uneven assay lengths; it prevents the potential loss of assay data and reduces the potential for grade bias due to the possible creation of short and potentially high-grade composites that tend to be situated along the edge of wireframe contacts when using a fixed length.

Assays captured within all wireframes were composited to 1.5 m regular intervals based on the observed modal distribution of assay lengths (Figure 11-2), which supports an 8.0 m x 16.0 m x 4.0 m block model (with sub-blocking). An option to use a slightly variable composite length was chosen to allow for backstitching shorter composites that are located along the edges of the composited interval. All composite assays were generated within each mineral domain with no overlaps along boundaries. The composite assays were validated statistically to ensure there was no loss of data or change to the mean grade of each assay population. Table 11-5 shows length-weighted raw drillhole statistics compared to length-weighted composite statistics.

Figure 11-2: Sample interval frequency

AUGUST 2025	11-6

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

Table 11-5: General statistics of length weighted raw drillhole and composites per Domain (1)

Raw Drillhole Statistics									Composite Drillhole Statistics
DOMAIN	FIELD	NSAMPLES	NMISVALS	MINIMUM	MAXIMUM	MEAN	VARIANCE	STANDDEV	DOMAIN	FIELD	NSAMPLES	NMISVALS	MINIMUM	MAXIMUM	MEAN	VARIANCE	STANDDEV
100	U3O8_ppm	10,826	66	0.05	2,800.00	166.52	32,157.45	179.32	100	eU3O8_ppm	9,596	71	2.50	2,800.00	166.54	31,577.94	177.70
	Length	10,892	0	0.01	13.10	1.35	0.24	0.49		Length	9,667	0	0.76	2.13	1.52	0.00	0.05
101	U3O8_ppm	473	27	2.50	386.71	103.67	4,072.29	63.81	101	eU3O8_ppm	336	11	2.50	331.89	103.94	3,897.74	62.43
	Length	500	0	0.15	7.31	1.05	0.69	0.83		Length	347	0	0.91	2.13	1.51	0.01	0.08
102	U3O8_ppm	68	0	17.64	321.34	96.21	2,656.53	51.54	102	eU3O8_ppm	65	0	22.18	321.34	96.45	2,554.28	50.54
	Length	68	0	0.55	1.53	1.44	0.05	0.22		Length	65	0	0.91	1.83	1.50	0.01	0.12
105	U3O8_ppm	226	0	2.50	624.75	110.40	9,965.61	99.83	105	eU3O8_ppm	88	0	2.58	623.55	110.40	9,592.27	97.94
	Length	226	0	0.15	1.53	0.60	0.41	0.64		Length	88	0	1.51	1.68	1.53	0.00	0.03
106	U3O8_ppm	487	0	2.50	478.84	122.46	9,233.44	96.09	106	eU3O8_ppm	213	0	2.50	478.35	122.46	9,157.47	95.69
	Length	487	0	0.03	1.53	0.67	0.52	0.72		Length	213	0	1.13	1.83	1.53	0.00	0.06
109	U3O8_ppm	74	0	4.60	1,045.31	188.92	18,900.97	137.48	109	eU3O8_ppm	72	0	4.66	1,045.31	188.92	18,616.66	136.44
	Length	74	0	0.91	1.53	1.47	0.03	0.17		Length	72	0	1.37	1.53	1.52	0.00	0.03
110	U3O8_ppm	495	32	2.50	304.48	49.17	2,144.33	46.31	110	eU3O8_ppm	384	9	2.50	304.48	49.49	2,117.17	46.01
	Length	527	0	0.09	3.04	1.12	0.33	0.57		Length	393	0	0.76	1.99	1.49	0.03	0.17
150	U3O8_ppm	799	28	2.50	1,400.00	208.15	37,368.43	193.31	150	eU3O8_ppm	251	16	2.50	1,111.97	208.86	32,188.20	179.41
	Length	827	0	0.15	4.87	0.48	0.29	0.54		Length	267	0	1.22	1.98	1.50	0.00	0.07
151	U3O8_ppm	113	16	4.90	450.70	147.55	5,983.47	77.35	151	eU3O8_ppm	54	2	73.82	383.44	146.08	5,225.61	72.29
	Length	129	0	0.15	2.59	0.67	0.34	0.59		Length	56	0	1.32	1.83	1.53	0.01	0.12
301	U3O8_ppm	1,455	3	2.50	4,386.31	500.19	148,564.17	385.44	301	eU3O8_ppm	1,299	3	2.50	4,379.85	500.16	143,167.81	378.38
	Length	1,458	0	0.15	6.55	1.36	0.24	0.49		Length	1,302	0	0.91	1.98	1.52	0.00	0.05
302	U3O8_ppm	1,718	1	2.50	4,345.79	479.25	123,553.79	351.50	302	eU3O8_ppm	1,482	0	2.50	3,293.65	479.25	113,800.83	337.34
	Length	1,719	0	0.01	4.26	1.31	0.27	0.52		Length	1,482	0	0.76	2.14	1.52	0.00	0.05
303	U3O8_ppm	1,450	1	0.05	2,851.31	386.13	78,796.12	280.71	303	eU3O8_ppm	1,106	23	2.50	2,847.78	386.13	75,607.93	274.97
	Length	1,451	0	0.01	36.12	1.18	1.25	1.12		Length	1,129	0	0.91	2.23	1.52	0.00	0.05
304	U3O8_ppm	664	1	2.50	7,456.31	357.34	233,032.46	482.73	304	eU3O8_ppm	602	1	2.50	7,450.65	357.54	231,967.69	481.63
	Length	665	0	0.15	3.66	1.38	0.21	0.46		Length	603	0	0.76	2.07	1.52	0.01	0.09
305	U3O8_ppm	64	1	10.53	831.18	293.17	31,228.10	176.71	305	eU3O8_ppm	62	0	10.53	831.18	293.33	31,301.78	176.92
	Length	65	0	0.02	1.53	1.45	0.07	0.27		Length	62	0	1.22	1.53	1.52	0.00	0.04
306	U3O8_ppm	155	0	2.50	1,846.31	403.53	82,888.41	287.90	306	eU3O8_ppm	149	0	2.50	1,846.31	403.53	80,318.41	283.41
	Length	155	0	0.91	3.35	1.47	0.06	0.24		Length	149	0	1.18	1.83	1.53	0.00	0.06
307	U3O8_ppm	22	0	2.50	915.31	301.77	45,133.91	212.45	307	eU3O8_ppm	20	0	2.51	914.62	301.77	43,487.65	208.54
	Length	22	0	0.91	1.53	1.37	0.07	0.26		Length	20	0	1.15	1.83	1.50	0.01	0.12

Notes:

(1) Std. Dev. represents the standard deviation, and CoV is the coefficient of variation.

AUGUST 2025	11-7

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

11.4.4 Outlier Analysis and Capping

Grade outliers that are much higher than the general population of assays have the potential to bias (inflate) the quantity of metal estimated in a block model. Geostatistical analysis using X-Y scatter plots, cumulative probability plots, and decile analysis was used to analyze the composited drillhole assay data for each sub-domain to determine appropriate grade capping. Statistical analysis was performed independently on all sub-domains. After thorough review of the statistics, it was determined that capping was not necessary for any of the domains.

11.4.5 Bulk Density

As described by (Myers, 2005) and sourced from (Placer Amex Inc, 1980), Placer and Hazen Labs completed bulk density determinations for several hundred samples from the Aurora Project and from the nearby McDermitt mercury mine, which occurs in equivalent lithologic units. The detailed data does not exist in the database discussed by (Myers, 2005) but the results were summarized in the 1980 Placer Pre-Feasibility report (Placer Amex Inc., 1980) and are shown in Table 11-6. Results for the unmineralized volcanic rocks within the Aurora Deposit indicate the density values are somewhat low compared to volcanic rocks of similar composition in general. The low density is attributed to the strong clay and opalite alteration and high porosity and open space nature of the brecciated volcanic rocks.

In January 2011, EVE contracted AAL as part of the laboratory work to conduct Specific Gravity (SG) measurements using Archimedes method with wax coating, where measurements were calculated using the weight in air versus the weight in water method by applying the following formula:

A total of 3,508 valid measurements were reported.

Table 11-6: Dry density values for various rock types*

Rock Type	Density (ft3/t)	Density (g/cm3)
Gravels	16.1	2.23
Lake Sediments	18.9	1.90
Mineralized Volcanic Rocks	18.6	1.93
Unmineralized Volcanic Rock	18.6	1.93

* Placer Pre-Feasibility Report 1980

AUGUST 2025	11-8

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

Preliminary analysis of the 2011 EVE drill core bulk density measurements indicated that the 1.9 g/cm3 density applied to the Mineral Resource appears appropriate.

An analysis of these measurements by domain, correlated against U3O8 ppm, indicates that the 1.9 t/m3 matches the higher grade >300 ppm U3O8 domains (522 measurements). The lower grade 100 ppm to 300 ppm U3O8 domains (1,064 measurements) have an average bulk density of 2.1 t/m3. The overlying lake sediments, with 875 measurements, have a consistent bulk density of 1.55 t/m3, while the underlying volcanics (considered waste) have a bulk density of 2.1 t/m3 (1,047 measurements).

For this MRE, the selected bulk densities used are detailed in Table 11-7

Table 11-7: Assigned bulk density for the Aurora Uranium Mineral Resource

Domain	Rock Type	Density (g/cm3)
9998	Lake Sediments	1.55
9999	Waste (Volcanic Rocks)	2.1
300 Series	Volcanic Rocks - High Grade (>300 ppm U3O8)	1.9
100 Series	Volcanic Rocks - Low Grade (100-300 ppm U3O8)	2.1

11.4.6 Block Model Strategy and Analysis

A series of upfront test modeling was completed to define an estimation methodology to meet the following criteria:

■	Representation of the Aurora Project’s geological and structural controls;

■	Account for the variability of grade, orientation, and continuity of mineralization;

■	Control on the smoothing (grade spreading) of grades and the influence of outliers;

■	Account for most of the mineralization within the Aurora Project;

■	Is robust and repeatable within the mineral domains.

Multiple interpolation test scenarios were evaluated to determine the optimum processes and parameters to achieve the stated criteria. Each scenario was based on nearest neighbor (NN), inverse distance squared (ID2), and ordinary kriging (OK) interpolation methods. All test scenarios were evaluated based on global statistical comparisons, visual comparisons of composite assays versus block grades, and the assessment of overall smoothing. Based on the results of the testing, it was determined that the final resource estimation methodology would constrain the mineralization by using hard wireframe boundaries to control the spread of mineralization. OK was selected as the best and most applicable interpolation method for the Aurora Project.

AUGUST 2025	11-9

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

11.4.7 Assessment of Spatial Grade Continuity

Datamine, and Snowden Supervisor were used to determine the geostatistical relationships of the Aurora Project. Independent variography was performed on composite data for each domain. Experimental grade variograms were calculated from the composited assay data to determine the approximate search ellipse dimensions and orientations.

The following was considered for each analysis:

■	Downhole variograms were created and modeled to define the nugget effect;

■	Experimental semi-variograms were calculated to determine directional variograms for the strike and down dip orientations;

■	Variograms were modeled using an exponential model with practical range and a normalized sill of 1.

Directional variograms were modeled using the nugget defined in the downhole variography, and the ranges for the along strike, perpendicular to strike, and down dip directions. Variograms outputs were re-oriented to reflect the orientation of the mineralization.

The Variography parameters used for Aurora are provided in Table 11-8.

Table 11-8: Aurora variography parameters

Domain	Type	Rotation Angles			Axes	Nugget	C1	Structure 1			C2	Structure 2
		1	2	3				Range 1	Range 2	Range 3		Range 1	Range 2	Range 3
100 Series	U3O8	-100	160	-160	Z-X-Z	0.04	0.27	33	30	17	0.69	195	100	65
300 Series	U3O8	-100	170	180	Z-X-Z	0.16	0.76	31	32	16	0.08	120	90	50

11.4.8 Block Model Definition

The block model shape and size are typically a function of the geometry of the deposit, the density of assay data, drillhole spacing, and the selected mining unit. Taking this into consideration, the Aurora Project’s block model was defined with parent blocks at 8.0 m x 16.0 m x 4.0 m (Easting x Northing x Elevation), and sub blocking down to 2.0 m x 4.0 m x 0.5 m (Easting x Northing x Elevation). The block model prototype parameters are listed in Table 11-9.

AUGUST 2025	11-10

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

Table 11-9: Block model definition parameters

Properties	X (column)	Y (Row)	Z (level)
Origin Coordinates	9000	9100	1360
Number of Blocks	225	194	88
Block Size (m)	8	16	4
Sub-Block Size (m)	2	4	0.5
Rotation	No Rotation

All domain wireframe volumes were filled with blocks using the parameters described in Table 11-9. Block volumes were compared to the domain wireframe volumes to confirm there were no significant differences. Block volumes for all domains were found to be within reasonable tolerance limits for all mineral domain volumes (Table 11-10). Sub-blocking was allowed to maintain the geological interpretation and accommodate the 100 and 300 domains (wireframes), the lithological bulk density, and the category application.

The block models were created in local grid not rotated, clipped to the topography. The resource estimation was conducted using Datamine Studio RMTM version 2.0.66.0 within the projects local grid.

Table 11-10: Wireframe vs Block model volume

Zone	Volume Block Model	Volume Wireframe	% Difference
100	40,737,192	40,735,835	(0.003)
101	4,260,436	4,260,185	(0.006)
102	264,420	264,176	(0.092)
105	372,284	372,294	0.003
106	1,847,928	1,847,527	(0.022)
109	383,368	383,627	0.068
110*	5,163,616	6,672,711	22.616
150*	6,503,156	7,510,041	13.407
151*	1,353,700	1,924,438	29.657
301	2,958,400	2,958,074	(0.011)
302	3,365,228	3,364,567	(0.020)
303	2,402,532	2,402,509	(0.001)
304	1,509,864	1,510,232	0.024
305	126,924	127,207	0.222
306	344,068	344,471	0.117
307	74,684	74,800	0.155

*Note: Wireframe surfaces extend beyond block model area

AUGUST 2025	11-11

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

11.4.9 Search Strategy

Search orientations for each domain were used for estimation of the block model and were based on the shape of the modeled domains and variography. A total of three nested searches were performed on all sub-domains. Table 11-11 displays search parameters used in the estimation of the Aurora Mineral Resource Estimates. The search distances were based upon the variography ranges outlined in Table 11-8. The search radius of the first search was based upon 50% of the range of the variogram, the second search is 100% of the range, and the third search pass is 300% of the range. Search strategies used an ellipsoidal search with a defined overall minimum and maximum number of composites as well as a maximum number of composites per hole for each block. Blocks that did not meet these criteria were not estimated and are, therefore, excluded from the MRE.

AUGUST 2025	11-12

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

Table 11-11: Aurora block model search parameters

Aurora Project - U3O8							Pass 1						Pass 2						Pass 3
Domain	Search Rotation			Search Axes			Search Distances			Comps			Search Distances			Comps			Search Distances			Comps
	Rot 1	Rot 2	Rot 3	Axis 1	Axis 2	Axis 3	Dist 1	Dist 2	Dist 3	Min	Max	Max	Dist 1	Dist 2	Dist 3	Min	Max	Max	Dist 1	Dist 2	Dist 3	Min	Max	Max
												Per Hole						Per Hole						Per Hole
100 Series	-100	160	-160	3	1	3	97.5	50	32.5	5	8	3	195	100	65	4	8	3	292.5	150	97.5	4	8	3
300 Series	-100	170	180	3	1	3	60	45	25	5	8	3	120	90	50	4	8	3	180	135	75	4	8	3

AUGUST 2025	11-13

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

11.4.10 Estimate Parameters

The low-grade 100 domains and the high-grade 300 domains were estimated, and the remaining waste domains (9998) were assigned a waste value of half the lower limit of detection, as well as the corresponding bulk density per domain.

The interpolations of the domains were completed using the estimation methods OK, ID2, and NN. The estimations were designed for multiple passes. In each estimation pass, a minimum and maximum number of samples were required, as well as a maximum number of samples from a drillhole in order to satisfy the estimation criteria. All estimation passes used the composited dataset for the appropriate domain being estimated. The third search pass was wide to fill blocks between drillholes where mineralization would be expected. The OK methodology is the method used to report the mineral estimate statement.

An anisotropic search ellipse was used for the estimation. A hard boundary was used; only the samples within the domain wireframe were used in the estimation. The result is that the search ellipse will not locate samples outside the domain wireframe. Dynamic Anisotropy methodology was used.

11.5 Block Model Validation

The Aurora Project block model was estimated using NN, ID2, and OK interpolation methods for global comparisons and validation purposes. The OK method was used for the Mineral Resource Estimate; it was selected over ID2, and NN as the OK method was the most representative approach.

11.5.1    Statistical Comparison

The global block model statistics by domain was compared between the OK, ID2 and NN and the composited drillhole data. Table 11-12 shows this comparison. Comparisons were made using all blocks at 0% U3O8 cut-off.

AUGUST 2025	11-14

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

Table 11-12: Global statistical comparison

100 Series
Statistic	Sample Data	U3O8 OK	% Diff	U3O8 ID2	% Diff	U3O8 NN	% Diff
Points	13,561	2,718,832	19,948.9	2,527,282	18,536.4	2,559,366	18,773
Mean	154.99	139.07	-10.27	144.6	-6.7	143.59	-7.36
Std Dev	169.54	95.06	-43.93	95.23	-43.83	142.31	-16.06
Variance	28,742.13	9,035.72	-68.56	9,069.01	-68.45	20,252.18	-29.54
CV	1.09	0.68	-37.51	0.66	-39.79	0.99	-9.39
Skewness	3.5	2.58	-26.47	2.76	-21.24	3.76	7.41
Kurtosis	21.55	14.64	-32.05	15.03	-30.27	27.55	27.85
Log Mean	4.46	4.51	1.14	4.79	7.37	4.48	0.5
Log Variance	1.75	2.54	45.16	0.41	-76.4	1.47	-16.08
Geom. Mean	86.44	90.95	5.22	120.09	38.93	88.38	2.24
Log-Est. Mean	207.44	324.1	56.24	147.64	-28.83	184.24	-11.18
Maximum	2,800	1,868.74	-33.26	1,809.3	-35.38	2,800	0
75%	197.76	171.51	-13.28	176.26	-10.87	176.43	-10.79
50%	113.18	123.65	9.25	126.3	11.59	112.44	-0.65
25%	55.56	84.62	52.31	88.2	58.74	65.04	17.06
Minimum	0.05	0.05	0	2.5	4,900	2.5	4,900

300 Series
Statistic	Sample Data	U3O8 OK	% Diff	U3O8 ID2	% Diff	U3O8 NN	% Diff
Points	5,528	863,389	15,518.5	863,363	15,518	863,363	15,518
Mean	447.99	417.82	-6.73	422.75	-5.63	418.04	-6.69
Std Dev	372.68	224.62	-39.73	243.2	-34.74	346.15	-7.12
Variance	138,891.87	50,455.6	-63.67	59,144.3	-57.42	119,821.3	-13.73
CV	0.83	0.54	-35.38	0.58	-30.85	0.83	-0.46
Skewness	3.7	2.81	-24.2	3.59	-2.9	4.89	32.04
Kurtosis	37.66	22.93	-39.12	37.93	0.73	68.58	82.09
Log Mean	5.71	5.91	3.52	5.91	3.47	5.7	-0.19
Log Variance	1.48	0.26	-82.06	0.3	-79.56	1	-32.02
Geom. Mean	301.67	368.81	22.26	367.67	21.88	298.41	-1.08
Log-Est. Mean	631.02	421.04	-33.28	427.55	-32.24	492.81	-21.9
Maximum	7,456.31	4,360.02	-41.53	5,162.5	-30.76	7,450.65	-0.08
75%	580.93	510.1	-12.19	518.83	-10.69	525.04	-9.62
50%	359.17	374.02	4.13	377.1	4.99	340.13	-5.3
25%	223.83	276.14	23.37	274.12	22.47	214.35	-4.24
Minimum	0.05	0.05	0	4.34	8,583.7	2.5	4,900

AUGUST 2025	11-15

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

11.5.2 Visual Comparison

The validation of the interpolated block model was assessed by using visual assessments and validation plots of block grades versus assay grades and composites. The review demonstrated a good comparison between local block estimates and nearby samples without excessive smoothing in the block model.

Figure 11-3 is an example of visual block model validation, displaying U3O8 in the block model and drillholes, as well as mineralized domains.

Figure 11-3: Aurora block model validation, U3O8, cross-section ± 50 m section width

11.5.3 Swath Plots

A series of swath plots were generated for U3O8 from slices throughout the deposit for various domains. They compare the block model grades for NN, ID2, and OK to the drillhole composite grades to evaluate any potential local grade bias. A review of the swath plots did not identify bias in the model that is material to the Mineral Resource Estimate, as there was a strong overall correlation between the block model grade and the composites used in the Mineral Resource Estimate. Figure 11-4 is an example swath plot for the Aurora Project.

AUGUST 2025	11-16

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

Figure 11-4: Aurora Project swath plot, 300 Series U3O8 in the Y direction

11.6 Mineral Resource Classification

The Mineral Resource Estimate was classified in accordance with S-K 1300 definitions. Mineral Resource classifications were assigned to broad regions of the block model based on the BBA Qualified Person’s confidence and judgment related to geological understanding, continuity of mineralization in conjunction with data quality, spatial continuity based on variography, estimation parameters, data density, and block model representativeness.

Classification (Indicated and Inferred) was applied to the Aurora deposit based on a full review that included the examination of drill spacing, visual comparison, kriging variance, distance to nearest composite, and search volume estimation (the estimation pass in which each block was populated) along with the search ellipsoid ranges. Collectively this information was used to produce an initial classification followed by manual wireframes application to further limit the Mineral Resource classification.

Figure 11-5 demonstrates the resource classification for Aurora.

AUGUST 2025	11-17

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

Search volume results of 60 meters by 30 meters as well as including a kriging variance of 0.60 or less was classified as Indicated. Small internal zones of Inferred within large swaths of Indicated were not broken out as these represent noise. The remaining blocks surrounding this Indicated classification are classified as Inferred, as they represent estimates that lie beyond the confidence classification.

Figure 11-5: Plan view demonstrating resource classification for.

11.7 Commodity Pricing

Mineral Resources used commodity prices based on long-term analyst and bank forecasts. In the opinion of the QP, this price is generally aligned with pricing over the last one, three, and five years; forward-looking pricing from internationally recognized banks is appropriate for use in a resource estimate. The commodity price considered three-year trailing averages.

11.8 Reasonable Prospects of Economic Extraction

The Mineral Resources were estimated using Datamine to create the block models for the Aurora Project, and Deswik.CAD 2024.1 software to create reasonable mineable shapes.

AUGUST 2025	11-18

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

Table 11-13: Input parameter assumptions

Description	Unit	Value
Mining
Mining Cost - Potential milled feed	US$/t mined	4.00
Mining Cost - Waste	US$/t mined	3.00
Mining Cost - Overburden	US$/t mined	2.50
Processing
Processing Cost	US$/t milled	10.00
G&A Cost	US$/t milled	3.00
Processing Recovery	%	85
Concentrate Moisture Content	%	15
Concentrate Grade (Yellow grade - U3O8)	ppm	N/A
Other
Selling Price (Yellow grade - U3O8)	$/lb U3O8	90
Transportation Cost	$/lb U3O8	0
Selling costs	$/lb U3O8	0
COG	ppm	100
Overall slope angle	degrees	Overburden: 33 Lake Sediments: 40 Volcanics: 45
Discount Factor	%	8%
Mining Rate	Mtpa	4
RF		1

11.9 Cut-off Values

Based on the data presented in Table 11-13, the calculated cut-off grade (COG) is 80 ppm. However, to accommodate potential fluctuations in metal prices and for consistency with the mineral wireframe generation at 100 ppm, a COG of 100 ppm has been applied.

11.10 Mineral Resource Estimate

The Aurora Project Mineral Resource Estimate is presented in Table 11-14.

AUGUST 2025	11-19

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

Table 11-14: Aurora Project Mineral Resource Estimate

Classification	Deposit	Cut-Off Grade (ppm U3O8)	Tonnage (Mt)	Grade (U3O8 ppm)	Contained Metal (U3O8 Mlb)
Indicated	Aurora	100	53.42	278	32.75
Inferred	Aurora	100	8.96	252	4.98

Mineral Resource Statement Notes:

1. S-K 1300 definition standards were followed for the resource estimate.

2. The 2025 resource models used ordinary kriging (OK) grade estimation within a three-dimensional block model with mineralized domains defined by wireframed solids.

3. Mineral Resources are constrained within pit shells.

4. The 100 ppm U3O8 cut-off used for reporting is based on the following:

a.	Long-term metal prices of US$90/lb

b.	Metallurgical recoveries are based on mill recovery of 85%

c.	Average bulk density was determined for each mineralized domain within the deposit

d.	Mining cost of US$4.00/t mined for ore, US$3.00/t mined for waste, and US$2.50/t mined for overburden

e.	Processing and G&A costs of US$13/t milled

f.	Dilution of 5.0%

5. Mineral Resources that are not mineral reserves do not have economic viability. Numbers may not add due to rounding.

6. The resource estimate was prepared by BBA USA Inc. in accordance with S-K 1300 Standards of Disclosure for Mineral Projects.

11.11 Mineral Resource Sensitivity

The sensitivity of the Aurora Mineral Resource Estimate to Uranium prices is summarized in Table 11-15, and Figure 11-6. The MRE as outlined in Section 11.10 is reported at a revenue factor of 1.0.

AUGUST 2025	11-20

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

Table 11-15: Mineral Resource sensitivity based on revenue factor pricing of U3O8 US$/lb

In-Pit Constrained Mineral Resource
Revenue Factor	Selling Price [US$/lb U3O8]	Mineralization			Waste			Strip Ratio [W:O]
		PMF Tonnage [Mt]	Grade U3O8 [ppm]	Contained U3O8 [Mlb]	Overburden Tonnage [Mt]	Waste Tonnage [Mt]	Total Waste Tonnage [Mt]
0.8	72	50.2	300	33.22	21.0	56.7	77.7	1.5
0.9	81	57.1	285	35.86	24.5	71.4	95.9	1.7
1.0	90	62.4	274	37.73	26.7	84.8	111.6	1.8
1.1	99	65.3	269	38.76	28.5	94.2	122.7	1.9
1.2	108	67.6	265	39.54	29.9	103.1	133.0	2.0
1.3	117	69.1	263	40.08	31.1	110.7	141.8	2.1
1.4	126	71.1	260	40.81	33.8	122.4	156.3	2.2
1.5	135	82.7	249	45.45	45.1	222.1	267.2	3.2
1.6	144	86.4	244	46.57	48.2	243.4	291.7	3.4

Figure 11-6: U3O8 Cut-off Sensitivity – Indicated and Inferred

11.12 Comparison to Previous MRE

Comparison of historical MRE statements with the current MRE statement can be seen in Table 11-16.

AUGUST 2025	11-21

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

Table 11-16: Aurora Interpolation Comparison

Classification	July 2025 BBA MRE (Pit Constrained)					November 2022 MRE (Unconstrained)					January 2011 MRE (Unconstrained)
	Constraint	Cut-Off grade U3O8 (ppm)	Tonnage (Mt)	Grade U3O8 (ppm)	Contained U3O8 (Mlb)	Constraint	Cut-Off grade U3O8 (ppm)	Tonnage (Mt)	Grade U3O8 (ppm)	Contained U3O8 (Mlb)	Constraint	Cut-Off grade U3O8 (ppm)	Tonnage (Mt)	Grade U3O8 (ppm)	Contained U3O8 (Mlb)
Measured	Pit	100	-	-	-	In-Situ	100	59.5	251	32.9	In-Situ	100	-	-	-
Indicated	Pit	100	53.42	278	32.75	In-Situ	100	21.4	184	8.7	In-Situ	100	65.7	253	36.7
Inferred	Pit	100	8.96	252	4.98	In-Situ	100	26.4	157	9.1	In-Situ	100	3.6	151	1.2

AUGUST 2025	11-22

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

11.13 Differences in Resource Model Iterations

The current resource model iterations have changed significantly when compared to the iterations released previously. Factors that have influenced changes in the resource are as follows:

■	Addition of new drilling to the deposit;

■	Changes in the interpretation of deposits based on new drilling information;

■	Constraining the resource estimate to a pit that represents RPEEE.

11.14 actors that May Affect the Mineral Resources

■	Changes to long term metal price assumptions;

■	Changes to the input values for mining, processing, and general and administrative (G&A) costs to constrain the estimate.;

■	Changes to local interpretations of mineralization geometry and continuity of mineralized Sub-Domains;

■	Changes to the bulk density values applied to the mineralized zones;

■	Changes to metallurgical recovery assumptions;

■	Changes in assumptions of the marketability of the final product;

■	Variations in geotechnical, hydrogeological, and mining assumptions;

■	Changes to assumptions with an existing agreement or new agreements;

■	Changes to environmental, permitting, and social license assumptions.

11.15 QP Opinion

BBA is not aware of any environmental, legal, title, taxation, socioeconomic, marketing, political, or other relevant factors that would materially affect the estimation of Mineral Resources that are not discussed in this Technical Report.

BBA is of the opinion that the Mineral Resources for the project, which were estimated using industry accepted practices, have been prepared and reported using S-K 1300 definitions.

Technical and economic parameters and assumptions applied to the Mineral Resource Estimate are based on parameters reviewed with Eagle Energy and the BBA technical team to determine if they were appropriate. All issues relating to all relevant technical and economic factors likely to influence the prospect of economic extraction can be resolved with further work.

AUGUST 2025	11-23

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

12. Mineral Reserve Estimates

This section is not relevant to this Technical Report Summary.

AUGUST 2025	12-1

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

13. Mining Methods

This section is not relevant to this Technical Report Summary.

AUGUST 2025	13-1

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

14.	Recovery Methods

This section is not relevant to this Technical Report Summary.

AUGUST 2025	14-1

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

15.	Project Infrastructure

This section is not relevant to this Technical Report Summary.

AUGUST 2025	15-1

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

16.	Market Studies and Contracts

This section is not relevant to this Technical Report Summary.

AUGUST 2025	16-1

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

17.	Environmental Studies, Permitting, and Social or Community Impact

This section is not relevant to this Technical Report Summary.

AUGUST 2025	17-1

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

18.	Capital and Operating Costs

This section is not relevant to this Technical Report Summary.

AUGUST 2025	18-1

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

19.	Economic Analysis

This section is not relevant to this Technical Report Summary.

AUGUST 2025	19-1

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

20.	Adjacent Properties

This section is not relevant to this Technical Report Summary.

AUGUST 2025	20-1

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

21.	Other Relevant Data and Information

This section is not relevant to this Technical Report Summary.

AUGUST 2025	21-1

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

22.	Interpretation and Conclusions

22.1 Property Setting

The project is situated in the State of Oregon, on the West Coast of the United States, within Malheur County in Southeastern Oregon, in the Quinn River Valley. The site is 3 miles (4.8 kilometers) from the Nevada border and approximately 6 miles (9.7 kilometers) west of McDermitt, Nevada. The Aurora Project centroid is approximately Lat/Long -117.90/42.03 (WGS NAD83; EPSG: 4269). The project has 365 Mining Claims covering an area of approximately 29.85 square kilometers.

22.2 Access, Climate, Resources, Infrastructure

The site is accessible via a public unsealed road that extends west from the border town of McDermitt.

The climate in this region is characteristic of the high Nevada desert, with summer temperatures typically in the low 20s (°C) and winter temperatures frequently falling below zero.

The site has access to power locally. Power can be supplied by the Harney Electric Cooperative substation, situated 6 miles (9.7 kilometers) east of the project.

22.3 History

Eagle Energy has not conducted any exploration on the project. Exploration took place on and off from 1974 to 2022 by various operators.

22.4 Geology Setting, Mineralization & Deposit

The Aurora uranium property is located within the Miocene McDermitt caldera system, spanning the border between Oregon and Nevada.

The Aurora Project area is covered by a thin layer of alluvium over lakebed sediments, which unconformably overlie interbedded dacite/rhyolite lava flows, tuffaceous units, pyroclastic breccia, and local fault breccia. Alteration is mainly clay, with opaline or chalcedonic silica, chlorite, gypsum, fluorite, and zeolites.

Mineralization is associated with the porous and permeable volcanic rocks and includes pyrite-bearing clays with uranium minerals, leucoxene, marcasite, and arsenopyrite. Uranium minerals have been identified to include uraninite, coffinite, phosphranylite, umohoite and autunite (hydrous calcium uranium phosphate.

AUGUST 2025	22-1

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

22.5 Exploration

Eagle Energy has not conducted any exploration on the project.

A total of 617 diamond drill and reverse circulation holes totaling 219,153 m have been on the Aurora claims. An additional 110 diamond drill and reverse circulation holes totaling 71,822 m have been on the Cordex claims.

22.6 Sample Preparation, Analysis & Security

Eagle Energy has not conducted any sample preparation or analyses on the project. Historic samples were collected and analyzed by the appropriate methodology at the time.

22.7 Data Verification

Data was verified though a series of steps, including review of drill logs, database review, and site inspection.

22.8 Mineral Processing & Metallurgical Testing

No metallurgical testing had been undertaken by Eagle Energy.

Results of metallurgical testing from 1979 indicates indicative recoveries between 55% and 85% depending on the methodology.

22.9 Mineral Resource Estimate

Mineral resources are reported using the mineral resource definitions set out in S-K 1300 and are reported exclusive of mineral reserves. The reference point for the estimate is in situ. Mineral resources are reported on a 100% ownership basis.

Factors that may affect the mineral resource estimates include: changes to long-term metal price assumptions; changes to the input values for mining, processing, and general and administrative (G&A) costs to constrain the estimate; changes to local interpretations of mineralization geometry and continuity of mineralized subdomains; changes to the density values applied to the mineralized zones; changes to metallurgical recovery assumptions; changes in assumptions of marketability of the final product; variations in geotechnical, hydrogeological, and mining assumptions; changes to assumptions with an existing agreement or new agreements; changes to environmental, permitting, and social license assumptions; logistics of securing and moving adequate services, labor, and supplies could be affected by epidemics, pandemics, and other public health crises, or geopolitical influence.

AUGUST 2025	23-2

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

23.	Recommendations

23.1 Recommended Work Program Costs

The recommended work programs to advance the project to the next stage are broken down into two phases, Phase 1 budget is approximately $3 million and Phase 2 budget is approximately $7 million. The budget for recommended work is summarized in Table 23-1.

Table 23-1: Recommended work budget

Unit	Budget (USD)

25 holes – 4,000 m	$1,400,000
3 composites	$1,000,000
1 study	$400,000
1 study	$200,000
$3,000,000

1	$7,000,000

$7,000,000

The Phase 1 budget is focused on the collection of geological data to support future engineering studies. Phase 2 is dependent on the results of the Phase 1 program.

23.2 Additional Recommendations

The following are additional recommendations to be conducted during the work programs to improve the understanding of the deposit.

AUGUST 2025	24-1

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

23.2.1 Bulk Density

During any future drilling programs, bulk density measures should be collected. The samples should record the lithology, alteration and mineralization in additional the bulk density value.

23.2.2 Geomechanical

In the course of future drilling programs, it is recommended to systematically collect key geomechanical parameters such as RQD, fracture frequency, hardness, and rock mass characteristics. This data will enhance and complement the existing information from geomechanical drill holes, thereby supporting subsequent engineering studies.

23.2.3 Cordex Claims

The mineralization identified on the Cordex claims located east of the Aurora mineral resource requires additional drilling to support any future mineral resource estimation.

AUGUST 2025	25-2

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

24.	References

Aurora Energy Metals Limited. (2022). 34% Increase in Total Uranium Resource to 50.6 Mlbs - Maiden Measured Resource Declared at Aurora Uranium Deposit. Australian Stock Exchange. Retrieved November 23, 2022, from https://cdn-api.markitdigital.com/apiman-gateway/ASX/asx- research/1.0/file/2924-02601894-6A1123721&v=fc9bdb61fe50ea61f8225e24ce041a0e155a9400

Bacanora Lithium Plc. (2018). Technical Report on the feasibility study for the Sonora Lithium Project, Mexico, January 2018. Retrieved from https://bacanoralithium.com/_userfiles/pages/files/documents/bacanorafstechnicalrep ort25012018_c ompressed.pdf

Bacanora Lithium Plc. (2021). Bacanora Lithium Handout. Retrieved from https://bacanoralithium.com/_userfiles/pages/files/documents/bcnhandout24february20 21.pdf

Castor, S. B., & Henry, C. D. (2020). Lithium-Rich Claystone in the McDermitt Caldera, Nevada, USA: Geologic, Mineralogical, and Geochemical Characteristics and Possible Origin. Minerals, 40. doi:10.3390/min10010068

Dudas, L. (1979a). Mineralogical report on rock samples from the McDermitt Caldera. Placer Amex Inc. Report, 16 p.

Dudas, L. (1979b). Mineralogical Summary Report on Diamond Drill Cores from a Caldera near McDermitt. August 31, 5p.

Glanzman, R., Rytuba, J., & McCarthy, J. (1978). Lithium in the McDermitt Caldera, Nevada and Oregon. Energy, Vol. 3, p. 347-353.

Hooper, R. (2019). Ioneer: Independent company research and estimated fair value - 29 April 2019. Retrieved from https://www.ioneer.com/files/research-report/files/independent-research-report-rodney-hooper- 29april19.pdf

Ioneer. (2022). Ioneer Investor Presentation, February 2022. Retrieved February 2022, from https://www.ioneer.com/files/presentation/files/ioneer_presentation_feb_2022.vf_.pdf

Jindalee Resources Limited. (2021). Completion of positive preliminary scoping study for McDermitt Lithium Project, 16 September 2021. ASX Release. Retrieved from https://www.jindalee.net/site/PDF/f2c6ff20-da83-4c7d-9f55-bbac1591bd2c/PositivePreliminaryScopingStudy

AUGUST 2025	26-1

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

Jindalee Resources Limited. (2022). Jindalee Resources Limited RIU Explorers Conference Presentation. Retrieved February 16, 2022, from https://cdn-api.markitdigital.com/apiman-gateway/ASX/asx- research/1.0/file/2924-02487563-6A1077483?access_token=83ff96335c2d45a094df02a206a39ff4

Lithium Americas Corp. (2018). Technical Report on the Pre-Feasibility Study for the Thacker Pass Project, Humboldt County Nevada USA, 1 August 2018. Retrieved from https://www.lithiumamericas.com/_resources/pdf/investors/technical-reports/thacker-pass/Technical- Report-Thacker-Pass.pdf

Lithium Americas Corp. (2022). Lithium Americas BMO 2022 Global Metals and Mining Conference Presentation. Retrieved February 2022, from https://www.lithiumamericas.com/_resources/presentations/corporate-presentation.pdf?v=0.312

Myers, G. (2005). NI 43-101 Technical Report of the Aurora Uranium Project, Malhuer County, Oregon.

Nevada Bureau of Mines and Geology. (2007). Special Publication MI-2007, The Nevada Mineral Industry 2007. Retrieved from http://epubs.nsla.nv.gov/statepubs/epubs/210988-2007.pdf

Placer Amex Inc. (1980). Pre-feasibility Report for the Aurora Uranium Project.

Roper, M. (1979). Aurora Project – Geology and Ore Reserves, prepared for the Draft Environmental Impact Statement. Files of Placer Amex Inc.

Roper, M. W., & Wallace, A. B. (1981). Geology of the Aurora Uranium Prospect, Malheur County, Oregon, Uranium in Volcanic and Volcaniclastic Rocks. Am. Assoc. of Petroleum Geologists, Studies in Geology 13, pp. 81-89.

Rytuba, J. J., & Glanzman, R. K. (1978). Relation of mercury, uranium and Lithium deposits to the McDermitt Caldera Complex, Nevada-Oregon. Open File Report 78-926, USGS, 19 pp.

Sykes, J. (2019). A Global Overview of the Geology and Economics of Lithium Production. Minex Consulting. Retrieved July 3, 2019, from http://minexconsulting.com/wp-content/uploads/2019/12/Lithium- Presentation-July-2019.pdf

Walker, G. a. (1966). Reconnaissance geologic map of the west half of the Jordan Valley Quadrangle, Malheur County, Oregon. Misc. Geol. Investigation, USGS, Map I-457.

AUGUST 2025	27-2

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

25.	Reliance on Other Experts

25.1 Introduction

BBA, who authored this report, considers it reasonable to rely on Eagle Energy for the information identified in the subsections below, because it employed industry professionals with considerable expertise to collect the information in these areas.

25.2 Legal Matters

Information relating to mineral tenure (payments to retain property rights), surface rights, water rights, royalties, encumbrances, easements and rights-of-way, violations and fines, permitting requirements, and the ability to maintain and renew permits was obtained from Eagle Energy.

This information is used in support of the property description and ownership information in Section 3. It supports the reasonable prospects of economic extraction for the mineral resource estimates in Section 11.

AUGUST 2025	28-1

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

Appendix A: Aurora Uranium Project Mineral Claims List

AUGUST 2025

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

State	Project	Claim Name	Hectares	Registered Owner	Date Aquired	Royalty Agreement
Nevada	Aurora	JH 072	7.21	OREGON ENERGY LLC	2022-09-13
Nevada	Aurora	JH 073	7.00	OREGON ENERGY LLC	2022-09-13
Nevada	Aurora	JH 074	7.21	OREGON ENERGY LLC	2022-09-13
Nevada	Aurora	JH 075	7.02	OREGON ENERGY LLC	2022-09-13
Nevada	Aurora	JH 076	8.50	OREGON ENERGY LLC	2022-09-13
Nevada	Aurora	JH 077	7.48	OREGON ENERGY LLC	2022-09-13
Nevada	Aurora	JH 078	8.49	OREGON ENERGY LLC	2022-09-13
Nevada	Aurora	JH 079	7.64	OREGON ENERGY LLC	2022-09-13
Nevada	Aurora	JH 080	6.84	OREGON ENERGY LLC	2022-09-13
Nevada	Aurora	JH 081	6.84	OREGON ENERGY LLC	2022-09-13
Nevada	Aurora	JH 082	7.65	OREGON ENERGY LLC	2022-09-13
Nevada	Aurora	JH 083	7.88	OREGON ENERGY LLC	2022-09-13
Nevada	Aurora	JH 084	7.82	OREGON ENERGY LLC	2022-09-13
Nevada	Aurora	JH 085	7.93	OREGON ENERGY LLC	2022-09-13
Nevada	Aurora	JH 086	8.32	OREGON ENERGY LLC	2022-09-13
Nevada	Aurora	JH 087	8.13	OREGON ENERGY LLC	2022-09-13
Nevada	Aurora	JH 088	8.31	OREGON ENERGY LLC	2022-09-13
Nevada	Aurora	JH 089	8.12	OREGON ENERGY LLC	2022-09-13
Nevada	Aurora	JH 090	7.87	OREGON ENERGY LLC	2022-09-13
Nevada	Aurora	JH 091	8.01	OREGON ENERGY LLC	2022-09-13
Nevada	Aurora	JH 092	7.85	OREGON ENERGY LLC	2022-09-13
Nevada	Aurora	JH 093	7.99	OREGON ENERGY LLC	2022-09-13
Nevada	Aurora	JH 094	8.05	OREGON ENERGY LLC	2022-09-13
Nevada	Aurora	JH 095	8.00	OREGON ENERGY LLC	2022-09-13
Nevada	Aurora	JH 096	8.00	OREGON ENERGY LLC	2022-09-13
Nevada	Aurora	JH 097	8.02	OREGON ENERGY LLC	2022-09-13
Nevada	Aurora	JH 098	8.05	OREGON ENERGY LLC	2022-09-13
Nevada	Aurora	JH 099	8.17	OREGON ENERGY LLC	2022-09-13
Nevada	Aurora	JH 100	8.15	OREGON ENERGY LLC	2022-09-13
Nevada	Aurora	JH 101	8.19	OREGON ENERGY LLC	2022-09-13
Nevada	Aurora	JH 102	7.95	OREGON ENERGY LLC	2022-09-13
Oregon	Aurora	AURORA 100	8.36	OREGON ENERGY LLC	2010-07-30
Oregon	Aurora	AURORA 101	8.36	OREGON ENERGY LLC	2010-07-30
Oregon	Aurora	AURORA 102	8.36	OREGON ENERGY LLC	2010-07-30
Oregon	Aurora	AURORA 103	8.36	OREGON ENERGY LLC	2010-07-30
Oregon	Aurora	AURORA 104	8.36	OREGON ENERGY LLC	2010-07-30
Oregon	Aurora	AURORA 105	8.36	OREGON ENERGY LLC	2010-07-30
Oregon	Aurora	AURORA 106	8.36	OREGON ENERGY LLC	2010-07-30
Oregon	Aurora	AURORA 107	8.36	OREGON ENERGY LLC	2010-07-30
Oregon	Aurora	AURORA 108	8.36	OREGON ENERGY LLC	2010-07-30
Oregon	Aurora	AURORA 11	8.36	OREGON ENERGY LLC	2010-07-30	1.5% net proceeds royalty footprint payable to Kevin Linville
Oregon	Aurora	AURORA 117	8.36	OREGON ENERGY LLC	2010-07-30
Oregon	Aurora	AURORA 118	8.36	OREGON ENERGY LLC	2010-07-30
Oregon	Aurora	AURORA 119	8.36	OREGON ENERGY LLC	2010-07-30
Oregon	Aurora	AURORA 12	8.36	OREGON ENERGY LLC	2010-07-30	1.5% net proceeds royalty footprint payable to Kevin Linville
Oregon	Aurora	AURORA 120	8.36	OREGON ENERGY LLC	2010-07-30
Oregon	Aurora	AURORA 121	8.36	OREGON ENERGY LLC	2010-07-30
Oregon	Aurora	AURORA 122	8.36	OREGON ENERGY LLC	2010-07-30
Oregon	Aurora	AURORA 123	8.36	OREGON ENERGY LLC	2010-07-30
Oregon	Aurora	AURORA 124	8.36	OREGON ENERGY LLC	2010-07-30
Oregon	Aurora	AURORA 125	4.18	OREGON ENERGY LLC	2010-07-30
Oregon	Aurora	AURORA 13	8.36	OREGON ENERGY LLC	2010-07-30	1.5% net proceeds royalty footprint payable to Kevin Linville
Oregon	Aurora	AURORA 134	8.36	OREGON ENERGY LLC	2010-07-30
Oregon	Aurora	AURORA 135	8.36	OREGON ENERGY LLC	2010-07-30
Oregon	Aurora	AURORA 136	8.36	OREGON ENERGY LLC	2010-07-30
Oregon	Aurora	AURORA 137	8.36	OREGON ENERGY LLC	2010-07-30
Oregon	Aurora	AURORA 138	8.36	OREGON ENERGY LLC	2010-07-30
Oregon	Aurora	AURORA 139	6.69	OREGON ENERGY LLC	2010-07-30
Oregon	Aurora	AURORA 14	8.36	OREGON ENERGY LLC	2010-07-30	1.5% net proceeds royalty footprint payable to Kevin Linville
Oregon	Aurora	AURORA 140	8.36	OREGON ENERGY LLC	2010-07-30
Oregon	Aurora	AURORA 141	8.36	OREGON ENERGY LLC	2010-07-30
Oregon	Aurora	AURORA 142	8.36	OREGON ENERGY LLC	2010-07-30
Oregon	Aurora	AURORA 143	8.36	OREGON ENERGY LLC	2010-07-30
Oregon	Aurora	AURORA 144	8.36	OREGON ENERGY LLC	2011-03-30
Oregon	Aurora	AURORA 145	8.36	OREGON ENERGY LLC	2011-03-30
Oregon	Aurora	AURORA 15	8.36	OREGON ENERGY LLC	2010-07-30	1.5% net proceeds royalty footprint payable to Kevin Linville
Oregon	Aurora	AURORA 16	8.36	OREGON ENERGY LLC	2010-07-30	1.5% net proceeds royalty footprint payable to Kevin Linville
Oregon	Aurora	AURORA 17	8.36	OREGON ENERGY LLC	2010-07-30	1.5% net proceeds royalty footprint payable to Kevin Linville
Oregon	Aurora	AURORA 18	8.36	OREGON ENERGY LLC	2010-07-30	1.5% net proceeds royalty footprint payable to Kevin Linville
Oregon	Aurora	AURORA 19	8.36	OREGON ENERGY LLC	2010-07-30	1.5% net proceeds royalty footprint payable to Kevin Linville

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

State	Project	Claim Name	Hectares	Registered Owner	Date Aquired	Royalty Agreement
Oregon	Aurora	AURORA 20	8.36	OREGON ENERGY LLC	2010-07-30	1.5% net proceeds royalty footprint payable to Kevin Linville
Oregon	Aurora	AURORA 21	8.36	OREGON ENERGY LLC	2010-07-30	1.5% net proceeds royalty footprint payable to Kevin Linville
Oregon	Aurora	AURORA 22	8.36	OREGON ENERGY LLC	2010-07-30	1.5% net proceeds royalty footprint payable to Kevin Linville
Oregon	Aurora	AURORA 23	8.36	OREGON ENERGY LLC	2010-07-30	1.5% net proceeds royalty footprint payable to Kevin Linville
Oregon	Aurora	AURORA 236	8.36	OREGON ENERGY LLC	2011-04-05
Oregon	Aurora	AURORA 238	8.36	OREGON ENERGY LLC	2011-04-05
Oregon	Aurora	AURORA 24	8.36	OREGON ENERGY LLC	2010-07-30	1.5% net proceeds royalty footprint payable to Kevin Linville
Oregon	Aurora	AURORA 240	8.36	OREGON ENERGY LLC	2011-04-05
Oregon	Aurora	AURORA 242	8.36	OREGON ENERGY LLC	2011-04-05
Oregon	Aurora	AURORA 244	8.36	OREGON ENERGY LLC	2011-04-05
Oregon	Aurora	AURORA 246	8.36	OREGON ENERGY LLC	2011-04-05
Oregon	Aurora	AURORA 248	8.36	OREGON ENERGY LLC	2011-03-31
Oregon	Aurora	AURORA 25	8.36	OREGON ENERGY LLC	2010-07-30	1.5% net proceeds royalty footprint payable to Kevin Linville
Oregon	Aurora	AURORA 250	8.36	OREGON ENERGY LLC	2011-03-31
Oregon	Aurora	AURORA 26	8.36	OREGON ENERGY LLC	2010-07-30	1.5% net proceeds royalty footprint payable to Kevin Linville
Oregon	Aurora	AURORA 27	8.36	OREGON ENERGY LLC	2010-07-30	1.5% net proceeds royalty footprint payable to Kevin Linville
Oregon	Aurora	AURORA 28	8.36	OREGON ENERGY LLC	2010-07-30	1.5% net proceeds royalty footprint payable to Kevin Linville
Oregon	Aurora	AURORA 29	8.36	OREGON ENERGY LLC	2010-07-30
Oregon	Aurora	AURORA 30	8.36	OREGON ENERGY LLC	2010-07-30
Oregon	Aurora	AURORA 31	8.36	OREGON ENERGY LLC	2010-07-30
Oregon	Aurora	AURORA 32	8.36	OREGON ENERGY LLC	2010-07-30
Oregon	Aurora	AURORA 33	8.36	OREGON ENERGY LLC	2010-07-30
Oregon	Aurora	AURORA 34	8.36	OREGON ENERGY LLC	2010-07-30
Oregon	Aurora	AURORA 35	8.36	OREGON ENERGY LLC	2010-07-30
Oregon	Aurora	AURORA 36	8.36	OREGON ENERGY LLC	2010-07-30
Oregon	Aurora	AURORA 37	8.36	OREGON ENERGY LLC	2010-07-30
Oregon	Aurora	AURORA 38	8.36	OREGON ENERGY LLC	2010-07-30
Oregon	Aurora	AURORA 39	8.36	OREGON ENERGY LLC	2010-07-30
Oregon	Aurora	AURORA 40	8.36	OREGON ENERGY LLC	2010-07-30
Oregon	Aurora	AURORA 41	8.36	OREGON ENERGY LLC	2010-07-30
Oregon	Aurora	AURORA 42	8.36	OREGON ENERGY LLC	2010-07-30
Oregon	Aurora	AURORA 43	8.36	OREGON ENERGY LLC	2010-07-30
Oregon	Aurora	AURORA 44	8.36	OREGON ENERGY LLC	2010-07-30
Oregon	Aurora	AURORA 45	8.36	OREGON ENERGY LLC	2010-07-30
Oregon	Aurora	AURORA 46	8.36	OREGON ENERGY LLC	2010-07-30
Oregon	Aurora	AURORA 47	8.36	OREGON ENERGY LLC	2010-07-30
Oregon	Aurora	AURORA 48	8.36	OREGON ENERGY LLC	2010-07-30
Oregon	Aurora	AURORA 49	8.36	OREGON ENERGY LLC	2010-07-30
Oregon	Aurora	AURORA 50	8.36	OREGON ENERGY LLC	2010-07-30
Oregon	Aurora	AURORA 51	8.36	OREGON ENERGY LLC	2010-07-30
Oregon	Aurora	AURORA 52	8.36	OREGON ENERGY LLC	2010-07-30
Oregon	Aurora	AURORA 53	8.36	OREGON ENERGY LLC	2010-07-30
Oregon	Aurora	AURORA 54	8.36	OREGON ENERGY LLC	2010-07-30
Oregon	Aurora	AURORA 55	8.36	OREGON ENERGY LLC	2010-07-30
Oregon	Aurora	AURORA 56	8.36	OREGON ENERGY LLC	2010-07-30
Oregon	Aurora	AURORA 57	8.36	OREGON ENERGY LLC	2010-07-30
Oregon	Aurora	AURORA 58	8.36	OREGON ENERGY LLC	2010-07-30
Oregon	Aurora	AURORA 59	8.36	OREGON ENERGY LLC	2010-07-30
Oregon	Aurora	AURORA 60	8.36	OREGON ENERGY LLC	2010-07-30
Oregon	Aurora	AURORA 62	8.36	OREGON ENERGY LLC	2010-07-30
Oregon	Aurora	AURORA 63	8.36	OREGON ENERGY LLC	2010-07-30
Oregon	Aurora	AURORA 64	8.36	OREGON ENERGY LLC	2010-07-30
Oregon	Aurora	AURORA 69	8.36	OREGON ENERGY LLC	2010-07-30
Oregon	Aurora	AURORA 70	8.36	OREGON ENERGY LLC	2010-07-30
Oregon	Aurora	AURORA 71	8.36	OREGON ENERGY LLC	2010-07-30
Oregon	Aurora	AURORA 72	8.36	OREGON ENERGY LLC	2010-07-30
Oregon	Aurora	AURORA 75	8.36	OREGON ENERGY LLC	2010-07-30
Oregon	Aurora	AURORA 76	8.36	OREGON ENERGY LLC	2010-07-30
Oregon	Aurora	AURORA 77	8.36	OREGON ENERGY LLC	2010-07-30
Oregon	Aurora	AURORA 78	8.36	OREGON ENERGY LLC	2010-07-30
Oregon	Aurora	AURORA 82	8.36	OREGON ENERGY LLC	2010-07-30
Oregon	Aurora	AURORA 83	8.36	OREGON ENERGY LLC	2010-07-30
Oregon	Aurora	AURORA 84	8.36	OREGON ENERGY LLC	2010-07-30
Oregon	Aurora	AURORA 85	8.36	OREGON ENERGY LLC	2010-07-30
Oregon	Aurora	AURORA 86	8.36	OREGON ENERGY LLC	2010-07-30
Oregon	Aurora	AURORA 87	8.36	OREGON ENERGY LLC	2010-07-30
Oregon	Aurora	AURORA 97	8.36	OREGON ENERGY LLC	2010-07-30
Oregon	Aurora	AURORA 98	8.36	OREGON ENERGY LLC	2010-07-30
Oregon	Aurora	AURORA 99	8.36	OREGON ENERGY LLC	2010-07-30
Oregon	Aurora	AURORA_73	8.36	OREGON ENERGY LLC	2010-07-30

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

State	Project	Claim Name	Hectares	Registered Owner	Date Aquired	Royalty Agreement
Oregon	Aurora	AURORA_74	8.36	OREGON ENERGY LLC	2010-07-30
Oregon	Aurora	CALD 01	8.36	OREGON ENERGY LLC	2021-06-15
Oregon	Aurora	CALD 02	8.36	OREGON ENERGY LLC	2021-06-15
Oregon	Aurora	CALD 03	8.36	OREGON ENERGY LLC	2021-06-15
Oregon	Aurora	CALD 04	8.36	OREGON ENERGY LLC	2021-06-15
Oregon	Aurora	CALD 05	8.36	OREGON ENERGY LLC	2021-06-15
Oregon	Aurora	CALD 06	8.36	OREGON ENERGY LLC	2021-06-15
Oregon	Aurora	CALD 07	8.36	OREGON ENERGY LLC	2021-06-15
Oregon	Aurora	CALD 08	8.36	OREGON ENERGY LLC	2021-06-15
Oregon	Aurora	CALD 09	8.36	OREGON ENERGY LLC	2021-06-15
Oregon	Aurora	CALD 10	8.36	OREGON ENERGY LLC	2021-06-15
Oregon	Aurora	CALD 11	8.36	OREGON ENERGY LLC	2021-06-15
Oregon	Aurora	CALD 12	8.36	OREGON ENERGY LLC	2021-06-15
Oregon	Aurora	CALD 13	8.36	OREGON ENERGY LLC	2021-06-15
Oregon	Aurora	CALD 14	8.36	OREGON ENERGY LLC	2021-06-15
Oregon	Aurora	CALD 15	8.36	OREGON ENERGY LLC	2021-06-15
Oregon	Aurora	CALD 16	8.36	OREGON ENERGY LLC	2021-06-15
Oregon	Aurora	CALD 17	8.36	OREGON ENERGY LLC	2021-06-16
Oregon	Aurora	CALD 18	8.36	OREGON ENERGY LLC	2021-06-16
Oregon	Aurora	CALD 19	8.36	OREGON ENERGY LLC	2021-06-16
Oregon	Aurora	CALD 20	8.36	OREGON ENERGY LLC	2021-06-16
Oregon	Aurora	CALD 21	8.36	OREGON ENERGY LLC	2021-06-16
Oregon	Aurora	CALD 22	8.36	OREGON ENERGY LLC	2021-06-16
Oregon	Aurora	CALD 23	8.36	OREGON ENERGY LLC	2021-06-16
Oregon	Aurora	CALD 24	8.36	OREGON ENERGY LLC	2021-06-16
Oregon	Aurora	CALD 25	8.36	OREGON ENERGY LLC	2021-06-16
Oregon	Aurora	CALD 26	8.36	OREGON ENERGY LLC	2021-06-16
Oregon	Aurora	CALD 27	8.36	OREGON ENERGY LLC	2021-06-16
Oregon	Aurora	CALD 28	8.36	OREGON ENERGY LLC	2021-06-16
Oregon	Aurora	CALD 29	8.36	OREGON ENERGY LLC	2021-06-16
Oregon	Aurora	CALD 30	8.36	OREGON ENERGY LLC	2021-06-16
Oregon	Aurora	CALD 31	8.36	OREGON ENERGY LLC	2021-06-16
Oregon	Aurora	CALD 32	8.36	OREGON ENERGY LLC	2021-06-16
Oregon	Aurora	CALD 33	8.36	OREGON ENERGY LLC	2021-06-16
Oregon	Aurora	CALD 34	8.36	OREGON ENERGY LLC	2021-06-16
Oregon	Aurora	CALD 35	8.36	OREGON ENERGY LLC	2021-06-16
Oregon	Aurora	CALD 36	8.36	OREGON ENERGY LLC	2021-06-16
Oregon	Aurora	CALD 37	8.36	OREGON ENERGY LLC	2021-06-16
Oregon	Aurora	CALD 38	8.36	OREGON ENERGY LLC	2021-06-16
Oregon	Aurora	CALD 39	8.36	OREGON ENERGY LLC	2021-06-16
Oregon	Aurora	CALD 40	8.36	OREGON ENERGY LLC	2021-06-16
Oregon	Aurora	CALD 41	8.36	OREGON ENERGY LLC	2021-06-16
Oregon	Aurora	CALD 42	8.36	OREGON ENERGY LLC	2021-06-16
Oregon	Aurora	CALD 43	8.36	OREGON ENERGY LLC	2021-06-16
Oregon	Aurora	CALD 44	8.36	OREGON ENERGY LLC	2021-06-16
Oregon	Aurora	CALD 45	8.36	OREGON ENERGY LLC	2021-06-16
Oregon	Aurora	CALD 46	8.36	OREGON ENERGY LLC	2021-06-16
Oregon	Aurora	CALD 47	8.36	OREGON ENERGY LLC	2021-06-16
Oregon	Aurora	CALD 48	8.36	OREGON ENERGY LLC	2021-06-16
Oregon	Aurora	CALD 49	8.36	OREGON ENERGY LLC	2021-06-16
Oregon	Aurora	CALD 50	8.36	OREGON ENERGY LLC	2021-06-16
Oregon	Aurora	CALD 51	8.36	OREGON ENERGY LLC	2021-06-16
Oregon	Aurora	CALD 52	8.36	OREGON ENERGY LLC	2021-06-16
Oregon	Aurora	CALD 53	8.36	OREGON ENERGY LLC	2021-06-16
Oregon	Aurora	CALD 54	8.36	OREGON ENERGY LLC	2021-06-16
Oregon	Aurora	CALD 55	8.36	OREGON ENERGY LLC	2021-06-16
Oregon	Aurora	CALD 56	8.36	OREGON ENERGY LLC	2021-06-16
Oregon	Aurora	CALD 57	8.36	OREGON ENERGY LLC	2021-06-16
Oregon	Aurora	CALD 58	8.36	OREGON ENERGY LLC	2021-06-16
Oregon	Aurora	CALD 59	8.36	OREGON ENERGY LLC	2021-06-16
Oregon	Aurora	CALD 60	8.36	OREGON ENERGY LLC	2021-06-16
Oregon	Aurora	CALD 61	8.36	OREGON ENERGY LLC	2021-06-16
Oregon	Aurora	CALD 62	8.36	OREGON ENERGY LLC	2021-06-16
Oregon	Aurora	CALD 63	8.36	OREGON ENERGY LLC	2021-06-16
Oregon	Aurora	CALD 64	4.18	OREGON ENERGY LLC	2021-06-16
Oregon	Aurora	CALD 65	8.36	OREGON ENERGY LLC	2021-06-16
Oregon	Aurora	CALD 66	8.36	OREGON ENERGY LLC	2021-06-16
Oregon	Aurora	CALD 67	8.36	OREGON ENERGY LLC	2021-06-16
Oregon	Aurora	CALD 68	8.36	OREGON ENERGY LLC	2021-06-16
Oregon	Aurora	CALD 69	8.36	OREGON ENERGY LLC	2021-06-16

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

State	Project	Claim Name	Hectares	Registered Owner	Date Aquired	Royalty Agreement
Oregon	Aurora	CALD 70	8.36	OREGON ENERGY LLC	2021-06-16
Oregon	Aurora	CALD 71	8.36	OREGON ENERGY LLC	2021-06-16
Oregon	Aurora	CALD 72	8.36	OREGON ENERGY LLC	2021-06-16
Oregon	Aurora	CALD 73	8.36	OREGON ENERGY LLC	2021-06-16
Oregon	Aurora	CALD 74	8.36	OREGON ENERGY LLC	2021-06-16
Oregon	Aurora	CALD 75	8.36	OREGON ENERGY LLC	2021-06-16
Oregon	Aurora	CALD 76	8.36	OREGON ENERGY LLC	2021-06-16
Oregon	Aurora	CALD 77	8.36	OREGON ENERGY LLC	2021-06-16
Oregon	Aurora	CALD 78	8.36	OREGON ENERGY LLC	2021-06-16
Oregon	Aurora	CALD 79	8.36	OREGON ENERGY LLC	2021-06-16
Oregon	Aurora	CALD 80	8.36	OREGON ENERGY LLC	2021-06-16
Oregon	Aurora	CALD 81	8.36	OREGON ENERGY LLC	2021-06-16
Oregon	Aurora	CALD 82	8.36	OREGON ENERGY LLC	2021-06-16
Oregon	Aurora	CALD 83	8.36	OREGON ENERGY LLC	2021-06-16
Oregon	Aurora	CALD 84	8.36	OREGON ENERGY LLC	2021-06-16
Oregon	Aurora	CALD 85	8.36	OREGON ENERGY LLC	2021-06-16
Oregon	Aurora	CALD 86	8.36	OREGON ENERGY LLC	2021-06-16
Oregon	Aurora	CALD 87	8.36	OREGON ENERGY LLC	2021-06-16
Oregon	Aurora	CALD 88	8.36	OREGON ENERGY LLC	2021-06-16
Oregon	Aurora	CALD 89	8.36	OREGON ENERGY LLC	2021-06-16
Oregon	Aurora	CALD 90	8.36	OREGON ENERGY LLC	2021-06-16
Oregon	Aurora	CALD 91	8.36	OREGON ENERGY LLC	2021-06-16
Oregon	Aurora	JH 001	7.78	OREGON ENERGY LLC	2022-09-15
Oregon	Aurora	JH 002	7.80	OREGON ENERGY LLC	2022-09-15
Oregon	Aurora	JH 003	7.83	OREGON ENERGY LLC	2022-09-15
Oregon	Aurora	JH 004	7.85	OREGON ENERGY LLC	2022-09-15
Oregon	Aurora	JH 005	8.14	OREGON ENERGY LLC	2022-09-15
Oregon	Aurora	JH 006	8.04	OREGON ENERGY LLC	2022-09-15
Oregon	Aurora	JH 007	8.04	OREGON ENERGY LLC	2022-09-15
Oregon	Aurora	JH 008	8.04	OREGON ENERGY LLC	2022-09-15
Oregon	Aurora	JH 009	8.04	OREGON ENERGY LLC	2022-09-15
Oregon	Aurora	JH 010	8.04	OREGON ENERGY LLC	2022-09-15
Oregon	Aurora	JH 011	7.93	OREGON ENERGY LLC	2022-09-15
Oregon	Aurora	JH 012	7.87	OREGON ENERGY LLC	2022-11-15
Oregon	Aurora	JH 013	8.16	OREGON ENERGY LLC	2022-09-15
Oregon	Aurora	JH 014	8.09	OREGON ENERGY LLC	2022-09-15
Oregon	Aurora	JH 015	8.09	OREGON ENERGY LLC	2022-09-15
Oregon	Aurora	JH 016	8.09	OREGON ENERGY LLC	2022-09-15
Oregon	Aurora	JH 017	8.09	OREGON ENERGY LLC	2022-09-15
Oregon	Aurora	JH 018	8.09	OREGON ENERGY LLC	2022-11-15
Oregon	Aurora	JH 019	7.99	OREGON ENERGY LLC	2022-09-15
Oregon	Aurora	JH 020	7.90	OREGON ENERGY LLC	2022-09-15
Oregon	Aurora	JH 021	8.22	OREGON ENERGY LLC	2022-09-15
Oregon	Aurora	JH 022	8.10	OREGON ENERGY LLC	2022-09-15
Oregon	Aurora	JH 023	8.33	OREGON ENERGY LLC	2022-09-15
Oregon	Aurora	JH 024	8.33	OREGON ENERGY LLC	2022-09-15
Oregon	Aurora	JH 025	8.30	OREGON ENERGY LLC	2022-09-15
Oregon	Aurora	JH 026	8.26	OREGON ENERGY LLC	2022-09-15
Oregon	Aurora	JH 027	8.22	OREGON ENERGY LLC	2022-09-15
Oregon	Aurora	JH 028	8.26	OREGON ENERGY LLC	2022-09-15
Oregon	Aurora	JH 029	8.15	OREGON ENERGY LLC	2022-09-15
Oregon	Aurora	JH 030	8.03	OREGON ENERGY LLC	2022-09-15
Oregon	Aurora	JH 031	8.22	OREGON ENERGY LLC	2022-09-15
Oregon	Aurora	JH 032	8.08	OREGON ENERGY LLC	2022-09-15
Oregon	Aurora	JH 033	6.04	OREGON ENERGY LLC	2022-09-15
Oregon	Aurora	JH 034	6.08	OREGON ENERGY LLC	2022-09-15
Oregon	Aurora	JH 035	6.37	OREGON ENERGY LLC	2022-09-15
Oregon	Aurora	JH 036	6.31	OREGON ENERGY LLC	2022-09-15
Oregon	Aurora	JH 037	8.15	OREGON ENERGY LLC	2022-09-15
Oregon	Aurora	JH 038	6.27	OREGON ENERGY LLC	2022-09-15
Oregon	Aurora	JH 039	8.21	OREGON ENERGY LLC	2022-09-15
Oregon	Aurora	JH 040	6.29	OREGON ENERGY LLC	2022-09-15
Oregon	Aurora	JH 041	8.24	OREGON ENERGY LLC	2022-09-15
Oregon	Aurora	JH 042	6.33	OREGON ENERGY LLC	2022-09-15
Oregon	Aurora	JH 043	8.30	OREGON ENERGY LLC	2022-09-15
Oregon	Aurora	JH 044	6.45	OREGON ENERGY LLC	2022-09-15
Oregon	Aurora	JH 045	8.73	OREGON ENERGY LLC	2022-09-15
Oregon	Aurora	JH 046	6.21	OREGON ENERGY LLC	2022-09-15
Oregon	Aurora	JH 047	8.38	OREGON ENERGY LLC	2022-09-15
Oregon	Aurora	JH 048	6.15	OREGON ENERGY LLC	2022-09-15

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

State	Project	Claim Name	Hectares	Registered Owner	Date Aquired	Royalty Agreement
Oregon	Aurora	JH 049	8.51	OREGON ENERGY [[C	2022-09-15
Oregon	Aurora	JH 050	6.38	OREGON ENERGY [[C	2022-09-15
Oregon	Aurora	JH 051	8.76	OREGON ENERGY [[C	2022-09-15
Oregon	Aurora	JH 052	8.07	OREGON ENERGY [[C	2022-09-15
Oregon	Aurora	JH 053	8.05	OREGON ENERGY [[C	2022-09-15
Oregon	Aurora	JH 054	8.12	OREGON ENERGY [[C	2022-09-15
Oregon	Aurora	JH 055	8.51	OREGON ENERGY [[C	2022-09-15
Oregon	Aurora	JH 056	8.33	OREGON ENERGY [[C	2022-09-15
Oregon	Aurora	JH 057	8.05	OREGON ENERGY [[C	2022-09-15
Oregon	Aurora	JH 058	8.12	OREGON ENERGY [[C	2022-09-15
Oregon	Aurora	JH 059	8.08	OREGON ENERGY [[C	2022-09-15
Oregon	Aurora	JH 060	7.86	OREGON ENERGY [[C	2022-09-15
Oregon	Aurora	JH 061	8.34	OREGON ENERGY [[C	2022-09-15
Oregon	Aurora	JH 062	8.17	OREGON ENERGY [[C	2022-09-15
Oregon	Aurora	JH 063	8.24	OREGON ENERGY [[C	2022-09-15
Oregon	Aurora	JH 064	8.24	OREGON ENERGY [[C	2022-09-15
Oregon	Aurora	JH 065	8.40	OREGON ENERGY [[C	2022-09-15
Oregon	Aurora	JH 066	7.77	OREGON ENERGY [[C	2022-09-15
Oregon	Aurora	JH 067	7.91	OREGON ENERGY [[C	2022-09-15
Oregon	Aurora	JH 068	8.06	OREGON ENERGY [[C	2022-09-15
Oregon	Aurora	JH 069	8.23	OREGON ENERGY [[C	2022-09-15
Oregon	Aurora	JH 070	7.88	OREGON ENERGY [[C	2022-09-15
Oregon	Aurora	JH 071	8.23	OREGON ENERGY [[C	2022-09-15
Oregon	Aurora	KB 01	8.36	OREGON ENERGY [[C	2022-09-14
Oregon	Aurora	KB 02	8.36	OREGON ENERGY [[C	2022-09-14
Oregon	Aurora	KB 03	8.36	OREGON ENERGY [[C	2022-09-14
Oregon	Aurora	KB 04	8.36	OREGON ENERGY [[C	2022-09-14
Oregon	Aurora	KB 05	8.36	OREGON ENERGY [[C	2022-09-14
Oregon	Aurora	KB 06	8.36	OREGON ENERGY [[C	2022-11-14
Oregon	Aurora	KB 07	8.36	OREGON ENERGY [[C	2022-09-14
Oregon	Aurora	KB 08	8.36	OREGON ENERGY [[C	2022-09-14
Oregon	Aurora	KB 09	8.36	OREGON ENERGY [[C	2022-09-17
Oregon	Aurora	KB 10	4.18	OREGON ENERGY [[C	2022-09-17
Oregon	Aurora	KB 11	8.36	OREGON ENERGY [[C	2022-09-16
Oregon	Aurora	KB 12	8.36	OREGON ENERGY [[C	2022-09-16
Oregon	Aurora	KB 13	8.36	OREGON ENERGY [[C	2022-09-16
Oregon	Aurora	KB 14	8.36	OREGON ENERGY [[C	2022-09-16
Oregon	Aurora	KB 15	8.36	OREGON ENERGY [[C	2022-09-16
Oregon	Aurora	KB 16	8.36	OREGON ENERGY [[C	2022-09-16
Oregon	Aurora	KB 17	8.36	OREGON ENERGY [[C	2022-09-16
Oregon	Aurora	KB 18	8.36	OREGON ENERGY [[C	2022-09-16
Oregon	Aurora	KB 19	8.36	OREGON ENERGY [[C	2022-09-16
Oregon	Aurora	KB 20	8.36	OREGON ENERGY [[C	2022-09-16
Oregon	Aurora	KB 21	8.36	OREGON ENERGY [[C	2022-09-16
Oregon	Aurora	KB 22	8.36	OREGON ENERGY [[C	2022-09-16
Oregon	Aurora	KB 23	8.36	OREGON ENERGY [[C	2022-09-16
Oregon	Aurora	KB 24	8.36	OREGON ENERGY [[C	2022-09-16
Oregon	Aurora	KB 25	8.36	OREGON ENERGY [[C	2022-09-16
Oregon	Aurora	KB 26	8.36	OREGON ENERGY [[C	2022-09-16
Oregon	Aurora	KB 27	8.36	OREGON ENERGY [[C	2022-09-16
Oregon	Aurora	KB 28	8.36	OREGON ENERGY [[C	2022-09-16
Oregon	Aurora	KB 29	8.36	OREGON ENERGY [[C	2022-09-16
Oregon	Aurora	KB 30	8.36	OREGON ENERGY [[C	2022-09-16
Oregon	Aurora	KB 31	8.36	OREGON ENERGY [[C	2022-09-16
Oregon	Aurora	KB 32	8.36	OREGON ENERGY [[C	2022-09-16
Oregon	Aurora	KB 33	8.36	OREGON ENERGY [[C	2022-09-16
Oregon	Aurora	KB 34	8.36	OREGON ENERGY [[C	2022-09-16
Oregon	Aurora	KB 35	8.36	OREGON ENERGY [[C	2022-09-16
Oregon	Aurora	KB 36	8.36	OREGON ENERGY [[C	2022-09-16
Oregon	Aurora	KB 37	8.36	OREGON ENERGY [[C	2022-09-16
Oregon	Aurora	KB 38	8.36	OREGON ENERGY [[C	2022-09-16
Oregon	Aurora	KB 39	8.36	OREGON ENERGY [[C	2022-09-17
Oregon	Aurora	KB 40	8.36	OREGON ENERGY [[C	2022-09-17
Oregon	Aurora	KB 41	8.36	OREGON ENERGY [[C	2022-09-17
Oregon	Aurora	KB 42	8.36	OREGON ENERGY [[C	2022-09-17
Oregon	Aurora	KB 43	8.36	OREGON ENERGY [[C	2022-09-17
Oregon	Aurora	KB 44	8.36	OREGON ENERGY [[C	2022-09-17
Oregon	Aurora	KB 45	8.36	OREGON ENERGY [[C	2022-09-17
Oregon	Aurora	KB 46	8.36	OREGON ENERGY [[C	2022-09-17
Oregon	Aurora	KB 47	8.36	OREGON ENERGY [[C	2022-09-17

Eagle Energy Metals Corp. S-K 1300 Technical Report Summary Mineral Resource Estimate for the Aurora Uranium Project

State	Project	Claim Name	Hectares	Registered Owner	Date Aquired	Royalty Agreement
Oregon	Aurora	KB 48	8.36	OREGON ENERGY [[C	2022-09-17
Oregon	Aurora	KB 49	8.36	OREGON ENERGY [[C	2022-09-17
Oregon	Aurora	KB 50	8.36	OREGON ENERGY [[C	2022-09-17
Oregon	Aurora	KB 51	8.36	OREGON ENERGY [[C	2022-09-17
Oregon	Aurora	KB 52	8.36	OREGON ENERGY [[C	2022-09-17
Oregon	Aurora	KB 53	8.36	OREGON ENERGY [[C	2022-09-17
Oregon	Aurora	KB 54	8.36	OREGON ENERGY [[C	2022-09-17
Oregon	Aurora	KB 55	8.36	OREGON ENERGY [[C	2022-09-17
Oregon	Aurora	KB 56	8.36	OREGON ENERGY [[C	2022-09-17
Oregon	Crotalus Creek	CROTA[US CREEK_23	8.36	OREGON ENERGY [[C	2011-07-06
Oregon	Crotalus Creek	CROTA[US CREEK_25	8.36	OREGON ENERGY [[C	2011-07-06
Oregon	Crotalus Creek	CROTA[US CREEK_27	8.36	OREGON ENERGY [[C	2011-07-06
Oregon	Crotalus Creek	CROTA[US CREEK_7	8.36	OREGON ENERGY [[C	2011-07-05
Oregon	Crotalus Creek	CROTA[US CREEK_8	8.36	OREGON ENERGY [[C	2011-07-05
Oregon	Crotalus Creek	CROTA[US CREEK_9	8.36	OREGON ENERGY [[C	2011-07-05